EXHIBIT 10


                               CREDIT AGREEMENT


                                    among


                             ZURN INDUSTRIES, INC.


                           ELJER MANUFACTURING, INC.


                         VARIOUS LENDING INSTITUTIONS,


                               NATIONSBANK, N.A.,
                            AS DOCUMENTATION AGENT

                                      and


                            BANKERS TRUST COMPANY,
                            AS ADMINISTRATIVE AGENT

                   _________________________________________


                          Dated as of January 21, 1997
                   Amended and Restated as of March 14, 1997

                   _________________________________________


                                  $250,000,000













                               TABLE OF CONTENTS


                                                                          Page

SECTION 1.  Amount and Terms of Credit                                       1
      1.01  Commitment                                                       1
      1.02  Minimum Borrowing Amounts; etc.                                  2
      1.03  Notice of Borrowing; etc.                                        2
      1.04  Disbursement of Funds                                            3
      1.05  Notes                                                            3
      1.06  Conversions                                                      4
      1.07  Pro Rata Borrowings                                              5
      1.08  Interest                                                         5
      1.09  Interest Periods                                                 6
      1.10  Increased Costs; Illegality; etc.                                7
      1.11  Compensation                                                     9
      1.12  Change of Lending Office                                         9
      1.13  Replacement of Banks                                            10

SECTION 2.  Letters of Credit                                               10
      2.01  Letters of Credit                                               10
      2.02  Minimum Stated Amount                                           12
      2.03  Letter of Credit Requests; Notices of Issuance                  12
      2.04  Agreement to Repay                                              12
      2.05  Letter of Credit Participations                                 13
      2.06  Increased Costs                                                 15

SECTION 3.  Fees; Commitments                                               16
      3.01  Fees                                                            16
      3.02  Voluntary Reduction of Commitments                              17
      3.03  Mandatory Adjustments of Commitments; etc.                      18

SECTION 4.  Payments                                                        18
      4.01  Voluntary Prepayments                                           18
      4.02  Mandatory Prepayments                                           19
      4.03  Method and Place of Payment                                     22
      4.04  Net Payments                                                    22

SECTION 5.  Conditions Precedent                                            24
      5.01  Conditions Precedent to Initial Borrowing Date                  24
      5.02  Conditions Precedent to B Term Loans                            29
      5.03  Conditions Precedent to Merger Date                             31
      5.04  Conditions Precedent to All Credit Events                       31

SECTION 6.  Representations, Warranties and Agreements                      32
      6.01  Corporate Status                                                32
      6.02  Corporate Power and Authority                                   32
      6.03  No Violation                                                    32
      6.04  Litigation                                                      33

                                     -55-                                  -i-
      6.05  Use of Proceeds; Margin Regulations                             33
      6.06  Governmental Approvals                                          33
      6.07  Investment Company Act                                          33
      6.08  Public Utility Holding Company Act                              34
      6.09  True and Complete Disclosure                                    34
      6.10  Financial Condition; Financial Statements                       34
      6.11  Security Interests                                              35
      6.12  Representations and Warranties in Merger Agreement              35
      6.13  Tax Returns and Payments                                        36
      6.14  Compliance with ERISA                                           36
      6.15  Subsidiaries                                                    37
      6.16  Intellectual Property; etc.                                     37
      6.17  Pollution and Other Regulations                                 37
      6.18  Properties                                                      38
      6.19  Labor Relations                                                 38
      6.20  Existing Indebtedness                                           38
      6.21  Offer to Purchase                                               39
      6.22  Merger                                                          39

SECTION 7.  Affirmative Covenants                                           39
      7.01  Information Covenants                                           39
      7.02  Books, Records and Inspections                                  41
      7.03  Insurance                                                       41
      7.04  Payment of Taxes                                                42
      7.05  Consolidated Corporate Franchises                               42
      7.06  Compliance with Statutes; etc.                                  42
      7.07  ERISA                                                           42
      7.08  Good Repair                                                     43
      7.09  End of Fiscal Years; Fiscal Quarters                            43
      7.10  Additional Security; Further Assurances; etc                    43
      7.11  Corporate Separateness                                          45
      7.12  Interest Rate Agreement                                         45
      7.13  Merger; Control                                                 45
      7.14  Compliance with Environmental Laws                              46

SECTION 8.  Negative Covenants                                              46
      8.01  Changes in Business                                             46
      8.02  Consolidation; Merger; Sale or Purchase of Assets; etc.         46
      8.03  Liens                                                           47
      8.04  Indebtedness                                                    49
      8.05  Capital Expenditures                                            50
      8.06  Investments and Loans                                           50
      8.07  Subsidiaries; etc.                                              50
      8.08  Certain Actions                                                 51
      8.09  Dividends; etc.                                                 51
      8.10  Transactions with Affiliates                                    52
      8.11  Fixed Charge Coverage Ratio                                     52
      8.12  Minimum Net Worth                                               52
      8.13  Capitalization Ratio                                            52
      8.14  Interest Expense Ratio                                          53



                                     -56-                                 -ii-
SECTION 9.  Events of Default                                               53
      9.01  Payments                                                        53
      9.02  Representations; etc.                                           53
      9.03  Covenants                                                       53
      9.04  Default Under Other Agreements                                  54
      9.05  Bankruptcy; etc.                                                54
      9.06  ERISA                                                           54
      9.07  Credit Documents                                                55
      9.08  Judgments                                                       55
      9.09  Merger Date                                                     55

SECTION 10.  Definitions                                                    56

SECTION 11.  The Agents                                                     82
      11.01  Appointment                                                    82
      11.02  Nature of Duties                                               82
      11.03  Lack of Reliance on the Agents                                 83
      11.04  Certain Rights of the Agents                                   83
      11.05  Reliance                                                       83
      11.06  Indemnification                                                84
      11.07  Each Agent in Its Individual Capacity                          84
      11.08  Holders                                                        84
      11.09  Resignation by the Agents                                      84

SECTION 12.  Miscellaneous                                                  85
      12.01  Payment of Expenses; etc.                                      85
      12.02  Right of Setoff                                                86
      12.03  Notices                                                        86
      12.04  Benefit of Agreement                                           86
      12.05  No Waiver; Remedies Cumulative                                 88
      12.06  Payments Pro Rata                                              88
      12.07  Calculations; Computations                                     89
      12.08  Governing Law; Submission to Jurisdiction; Venue;
             Waiver of Jury Trial                                           89
      12.09  Counterparts                                                   90
      12.10  Execution                                                      90
      12.11  Headings Descriptive                                           90
      12.12  Amendment or Waiver                                            90
      12.13  Survival                                                       91
      12.14  Domicile of Loans                                              91
      12.15  Confidentiality                                                91
      12.16  Bank Register                                                  92
      12.17  Judgment Currency                                              92


ANNEX I     -- Commitments
ANNEX II    -- Bank Addresses
ANNEX III   -- Litigation
ANNEX IV    -- Government Approvals
ANNEX V     -- Subsidiaries
ANNEX VI    -- Environmental Claims
ANNEX VII   -- Properties

                                     -57-                                -iii-
ANNEX VIII  -- Existing Indebtedness
ANNEX IX    -- Insurance Policies
ANNEX X     -- Existing Liens
ANNEX XI    -- Existing Letters of Credit
ANNEX XII   -- Existing Investments
ANNEX XIII  -- Adjusted Consolidated EBITDA
ANNEX XIV   -- Permitted Sales


EXHIBIT A-1 -- Form of Notice of Borrowing
EXHIBIT A-2 -- Form of Letter of Credit Request
EXHIBIT B-1 -- Form of A Term Note
EXHIBIT B-2 -- Form of B Term Note
EXHIBIT B-3 -- Form of Revolving Note
EXHIBIT C   -- Section 4.04 Certificate
EXHIBIT D-1 -- Form of Opinion of Counsel for the Company and Eljer EXHIBIT D-2 -- Form of Opinion of White & Case
EXHIBIT E   -- Form of Closing Certificate
EXHIBIT F-1 -- Form of Subsidiary Guaranty
EXHIBIT F-2 -- Form of Company Guaranty
EXHIBIT G   -- Form of Pledge Agreement
EXHIBIT H   -- Form of Security Agreement
EXHIBIT I   -- Form of Solvency Letter
EXHIBIT J   -- Form of Consent Letter
EXHIBIT K   -- Special Funding Procedures Letter
EXHIBIT L   -- Form of Assignment Agreement



























                                     -58-                                 -iv-
            CREDIT AGREEMENT dated as of January 21, 1997, among ZURN
INDUSTRIES, INC., a Pennsylvania corporation, the lending institutions listed from time to time on Annex I hereto (each a "Bank" and, collectively, the
"Banks"), NATIONSBANK, N.A., as Documentation Agent and BANKERS TRUST COMPANY,
as Administrative Agent, and on and after the date it becomes party hereto,
ELJER MANUFACTURING, INC., a Delaware corporation.  Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.


                             W I T N E S S E T H :


            WHEREAS, subject to and upon the terms and conditions set forth herein, the Banks are willing to make available to the Borrowers the credit facilities provided for herein;


            NOW, THEREFORE, IT IS AGREED:

            SECTION 1.  Amount and Terms of Credit.

            1.01 Commitment. Subject to and upon the terms and conditions herein set forth, each Bank severally agrees to make loans (each a "Loan" and, collectively, the "Loans") to the respective Borrowers, which Loans shall be drawn to the extent such Bank has a commitment under such Facility, under the A Term Facility, the B Term Facility and the Revolving Facility, as set forth below:

            (a) Loans under the A Term Facility (each an "A Term Loan" and, collectively, the "A Term Loans") (i) may only be incurred by the Company, (ii) are to be made pursuant to (x) an initial borrowing on the Initial Borrowing Date and (y) to the extent the Total A Term Commitment remains available, a second borrowing on the Merger Date; (iii) except as hereinafter provided, may, at the option of the Company, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Loans of the same Type; and (iv) shall not exceed for any Bank at the time of incurrence thereof in aggregate principal amount the A Term Commitment, if any, of such Bank at such time. Once repaid, A Term Loans may not be reborrowed.

            (b) Loans under the B Term Facility (each a "B Term Loan" and collectively, the "B Term Loans"): (i) may only be incurred by EMI;
      (ii) are to be made pursuant to (x) an initial borrowing on the Merger Date or thereafter (but no later than January 31, 1997), (y) additional borrowings on one or more Business Days occurring after the Merger Date and prior to the B Term Termination Date and (z) to the extent the Total B Term Commitment remains available, a borrowing on the Plan Confirmation Date; (iii) except as hereinafter provided, may, at the option of EMI, be incurred and maintained as, and/or converted into Base

                                     -59-                                  -1-
      Rate Loans or Eurodollar Loans, provided that all Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type; and (iv) shall not exceed for any Bank at the time of incurrence thereof in aggregate principal amount the B Term Commitment, if any, of such Bank as in effect on such date.  Once repaid, B Term Loans may not be reborrowed.

            (c) Loans under the Revolving Facility (each a "Revolving Loan" and, collectively, the "Revolving Loans") (i) may be incurred only by the Company; (ii) may be made at any time and from time to time on and after the Initial Borrowing Date and prior to the Maturity Date; (iii) except as hereinafter provided, may, at the option of the Company, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Loans of the same Type; (iv) may be repaid and be reborrowed in accordance with the provisions hereof; and (v) shall not exceed for any Bank, after giving effect to any borrowing thereof and the use of the proceeds of such borrowing, that aggregate principal amount which, when combined with such Bank's RF Percentage of the Letter of Credit Outstandings at such time, equals the Revolving Commitment of such Bank at such time.

            1.02 Minimum Borrowing Amounts; etc. The aggregate principal amount of each Borrowing shall not be less than the Minimum Borrowing Amount. More than one Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than 10 Borrowings of Eurodollar Loans hereunder.

            1.03 Notice of Borrowing; etc. (a) Whenever a Borrower desires to incur Loans, the Company (together, in the case of B Term Loans, with EMI) shall give the Administrative Agent at its Notice Office (x) prior to 10:00 A.M. (New York time), at least three Business Days prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans or (y) prior to 10:00 A.M. (New York time) on the proposed date thereof written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans to be made hereunder. Each such notice (each a "Notice of Borrowing") shall be in the form of Exhibit A-1 and shall be irrevocable and shall specify (i) the Facility pursuant to which each Borrowing is being made, (ii) the aggregate principal amount of the Loans to be made pursuant to each Borrowing, (iii) the date of Borrowing (which shall be a Business Day) and (iv) whether any respective Borrowing shall consist of Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Bank's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

            (b) Without in any way limiting the obligation of a Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the

                                     -60-                                  -2-
Administrative Agent in good faith to be from an Authorized Officer of such
Borrower.  In each such case, each Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of such telephonic notice.

            1.04 Disbursement of Funds. (a) No later than 1:00 P.M. (New York time) on the date specified in a Notice of Borrowing, each Bank with a Commitment under the respective Facility will make available its pro rata share of each Borrowing requested to be made on such date in the manner provided below. All such amounts shall be made available to the Administrative Agent in U.S. dollars and immediately available funds at the Payment Office and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to such Agent. The Administrative Agent shall also be entitled to recover on demand from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Bank, the overnight Federal Funds Effective Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Loans.

            (b) Notwithstanding the foregoing, the Special Funding Procedures Letter shall be executed by the Company and each Bank prior to the Initial Borrowing Date to provide for mutually satisfactory arrangements whereby a pre-funding of the initial A Term Loans comprising Share Purchase Loans shall be made in advance of the Tender Offer Closing Date.

            (c) Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.

            1.05 Notes. (a) The respective Borrower's obligation to pay the principal of, and interest on, the Loans made to it by each Bank shall be evidenced (i) if A Term Loans, by a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith

                                     -61-                                  -3-
(each an "A Term Note" and, collectively, the "A Term Notes"), (ii) if B Term
Loans, by a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (each a "B Term Note"
and collectively, the "B Term Notes") and (iii) if Revolving Loans, by a
promissory note substantially in the form of Exhibit B-3 with blanks appropriately completed in conformity herewith (each a "Revolving Note" and, collectively, the "Revolving Notes").

            (b) The A Term Note issued to each Bank with an A Term Commitment shall (i) be executed by the Company, (ii) be payable to the order of such Bank and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the A Term Commitment of such Bank and be payable in the prin-cipal amount of the A Term Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of
Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

            (c) The B Term Note issued to each Bank with a B Term Commitment shall (i) be executed by EMI; (ii) be payable to the order of such Bank and be dated the Initial B Term Loan Date; (iii) be in a stated principal amount equal to the B Term Commitment of such Bank and be payable in the principal amount of B Term Loans evidenced thereby; (iv) mature on the Maturity Date;
(v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby; (vi) be subject to mandatory repayment as provided in
Section 4.02; and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

            (d) The Revolving Note issued to each Bank shall (i) be executed by the Company, (ii) be payable to the order of such Bank and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Revolving Commitment of such Bank and be payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

            (e) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the Borrower's obligations in respect of such Loans.

            1.06 Conversions. Each Borrower shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans owing by it pursuant to a single Facility into a Borrowing or Borrowings pursuant to such

                                     -62-                                  -4-
Facility of another Type of Loan, provided that (i) no partial conversion of a
Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum
Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into Eurodollar Loans if any violation of Section 9.01 or any Event of Default is then in existence to the extent that the Administrative Agent or the
Required Banks have determined that any such conversion at such time would be disadvantageous to the Banks and (iii) Borrowings of Eurodollar Loans
resulting from this Section 1.06 shall be limited in number as provided in
Section 1.02.  Each such conversion shall be effected by the respective
Borrower giving the Administrative Agent at its Notice Office, prior to 10:00
A.M. (New York time), at least three Business Days (or one Business Day, in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of
Conversion") specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative
Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

            1.07 Pro Rata Borrowings. All A Term Loans, all B Term Loans and all Revolving Loans shall be made by the Banks pro rata on the basis of their respective A Term Commitments, B Term Commitments and Revolving Commitments, as the case may be. It is understood that no Bank shall be responsible for any default by any other Bank in its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

            1.08 Interest. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Base Rate Margin plus the Base Rate in effect from time to time.

            (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Eurodollar Margin plus the relevant Eurodollar Rate.

            (c) All overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus the sum of (i) 2% and (ii) the Applicable Base Rate Margin, provided that each Eurodollar Loan shall bear interest after maturity (whether by acceleration or otherwise) until the end of the Interest Period applicable to it at such maturity at a rate per annum equal to 2% in excess of the rate of interest applicable thereto at such maturity.

            (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the

                                     -63-                                  -5-
last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of six months, on the date occurring three months after the first day of such Interest Period and (iii)
in respect of each Loan, on any prepayment or conversion (other than the prepayment or conversion of Revolving Loans that are Base Rate Loans) (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

            (e) All computations of interest hereunder shall be made in accordance with Section 12.07(b).

            (f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Banks thereof.

            1.09 Interest Periods. (a) At the time a Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans of such Borrower, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of such Borrower, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

           (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

          (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

         (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (iv) subject to the foregoing changes (i) through (iii), only a one month Interest Period shall be available to be selected prior to the Syndication Date, with all Loans under each Facility during such period to be outstanding pursuant to a single Borrowing, with all such Borrowings to commence and end on the same day;


                                     -64-                                  -6-
           (v) no Interest Period shall extend beyond the Maturity Date;

          (vi) no Interest Period with respect to any Borrowing of A Term Loans or B Term Loans may be elected that would extend beyond any date upon which a Scheduled Repayment is required to be made in respect of such Loans if, after giving effect to the selection of such Interest Period, the aggregate principal amount of A Term Loans or B Term Loans, as the case may be, maintained as Eurodollar Loans with Interest Periods ending after such date would exceed the aggregate principal amount of A Term Loans or B Term Loans, as the case may be, permitted to be outstanding after such Scheduled Repayment; and

         (vii) no Interest Period may be elected at any time when a violation of Section 9.01 or an Event of Default is then in existence if the Administrative Agent or the Required Banks have determined that such an election at such time would be disadvantageous to the Banks.

            (b) If upon the expiration of any Interest Period applicable to its Loans, a Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, such Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

            1.10  Increased Costs; Illegality; etc.  (a)  In the event that
(x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

           (i) on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

          (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from a change in the rate of taxes or similar charges) because of (x) any change since the Effective Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guide-line or order) (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances affecting such Bank or the interbank Eurodollar market; or

         (iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with

                                     -65-                                  -7-
      any law, governmental rule, regulation, guideline (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank
      Eurodollar market;

then, and in any such event, such Bank (or the Administrative Agent in the case of clause (i) above) shall (x) on such date and (y) within ten Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the respective Borrower or Borrowers and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by a Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by such Borrower,
(y) in the case of clause (ii) above, the respective Borrower or Borrowers shall pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, submitted to the Borrower or Borrowers by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, a Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

            (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the respective Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) each Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the respective Borrower was notified by a Bank pursuant to Section 1.10(a)(ii) or (iii), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' notice to the Administrative Agent, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan, provided that if more than one Bank is affected at any time, then a Borrower must treat all affected Banks the same pursuant to this Section 1.10(b).

            (c) If any Bank shall have determined that after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or

                                     -66-                                  -8-
administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law)
of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.  Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Company, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the
Company's obligations to pay additional amounts pursuant to this Section
1.10(c) upon the subsequent receipt of such notice.

            1.11 Compensation. (a) Each Borrower shall compensate each Bank that has made Loans to it, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans but excluding in any event the loss of anticipated profits) which such Bank may sustain:
(i) if for any reason (other than a default by such Bank or the Administrative Agent) a Borrowing of Eurodollar Loans by such Borrower does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by such Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment, repayment or conversion of any of the Eurodollar Loans made by it to such Borrower occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of the Eurodollar Loans made by it to such Borrower is not made on any date specified in a notice of prepayment given by such Borrower; or (iv) as a consequence of (x) any other default by such Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Sections 1.10(b) and 1.13 with respect to Loans made to such Borrower.

            (b) Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 1.10, 2.06 or 4.04 is given by any Bank more than 180 days after such Bank obtained, or reasonably should have obtained, knowledge of the occurrence of the event giving rise to the additional costs of the type described in such Section, such Bank shall not be entitled to compensation under Section 1.10 or 2.06 for any amounts incurred or accruing prior to the giving of such notice.

            1.12 Change of Lending Office. Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or
(iii), 1.10(c), 2.06 or 4.04 with respect to such Bank, it will, if requested by the Company, use reasonable efforts (subject to overall policy considera-tions of such Bank) to designate another lending office for any Loans, Letters

                                     -67-                                  -9-
of Credit or Acceptances affected by such event, provided that such desig-
nation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.
Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Bank provided in Section 1.10, 2.06 or
4.04.

            1.13 Replacement of Banks. (x) Upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c),
2.06 or 4.04 with respect to any Bank which results in such Bank charging to a Borrower increased costs in excess of those being generally charged by the other Banks, (y) if a Bank becomes a Defaulting Bank and/or (z) in the case of a refusal by a Bank to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Banks as provided in Section 12.12, the Company shall have the right, if no Default or Event of Default then exists, to replace such Bank (the "Replaced Bank") with one or more other transferee or transferees who shall be acceptable to the Administrative Agent and none of whom shall constitute a Defaulting Bank at the time of such replacement (collectively, the "Replacement Bank") reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said
Section 12.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans of the Replaced Bank and, in connection therewith, shall pay to (I) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank and (B) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01 and (II) the Letter of Credit Issuer all amounts owing to the Letter of Credit Issuer by the Replaced Bank in respect of Unpaid Drawings and indemnities and (ii) all obligations of the Borrowers owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the respective Borrowers, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions applicable to the Replaced Bank under this Agreement, which shall survive as to such Replaced Bank.

            SECTION 2.  Letters of Credit.

            2.01 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Company may request that the Letter of Credit Issuer at any time and from time to time on or after the Initial Borrowing Date and prior to the Maturity Date to issue, for the account of the Company and in support of (x) trade obligations of the Company and its Subsidiaries

                                     -68-                                 -10-
incurred in the ordinary course of business (letters of credit issued for such purposes, "Trade Letters of Credit") and (y) workmen's compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and like bonding requirements of the Company and its
Subsidiaries arising in the ordinary course of business and such other standby obligations of the Company and its Subsidiaries that are acceptable (to the extent not excluded by the Administrative Agent on or prior to the Initial
Borrowing Date) to the Administrative Agent (letters of credit issued for such purposes, "Standby Letters of Credit"), and subject to and upon the terms and conditions herein set forth the Letter of Credit Issuer agrees to issue from time to time, irrevocable letters of credit denominated in an Approved
Currency in such form as may be approved by the Letter of Credit Issuer and the Administrative Agent.  A Trade Letter of Credit shall be payable at sight or through the creation thereunder by the Letter of Credit Issuer of an
Acceptance satisfying the terms of such Letter of Credit.  Letters of Credit and Acceptances shall include each of the Existing Letters of Credit and
Existing Acceptances, which shall be deemed issued, for purposes of Sections
2.05(a), 3.01(b) and 3.01(c), on the Initial Borrowing Date.

            (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued if after giving effect thereto (x) the Letter of Credit Outstandings would exceed $40,000,000 ($30,000,000 on and after January 1, 1998) or (y) the sum of the Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans would exceed the Total Revolving Commitment at such time; (ii) each Standby Letter of Credit shall have an expiry date occurring not later than one year (or 18 months in the case of Letters of Credit issued prior to the second anniversary of the Initial Borrowing Date with an aggregate Stated Amount not in excess of $20,000,000) after such Letter of Credit's date of issuance although any Standby Letter of Credit may be extendable for successive periods of up to 12 months, but not beyond the Business Day next preceding the Maturity Date, on terms acceptable to the Letter of Credit Issuer and in no event shall any Standby Letter of Credit have an expiry date occurring later than the Business Day next preceding the Maturity Date; (iii) no Acceptance shall have a stated maturity occurring less than 30 days after the creation thereof or later than (x) 90 days after the creation thereof or (y) the Business Day next preceding the Maturity Date and each Trade Letter of Credit that provides for payment through the creation of an Acceptance must also provide that it may also be honored, at the discretion of the Issuing Bank, by a payment in cash in the applicable Approved Currency, it being understood that the Issuing Bank may (but shall not be obligated to) exercise such option at any time an Event of Default exists; and (iv) each Trade Letter of Credit shall have an expiry date occurring not later than (x) 180 days after such Letter of Credit's date of issuance or (y) the date 30 days prior to the Maturity Date.

            (c)  Notwithstanding the foregoing, in the event a Bank Default exists, the Letter of Credit Issuer shall not be required to issue any Letter of Credit or create any Acceptance unless the Letter of Credit Issuer has entered into arrangements satisfactory to it and the Company to eliminate the
Letter of Credit Issuer's risk with respect to the participation in Letters of
Credit and/or Acceptances of the Defaulting Bank or Banks, including by cash collateralizing such Defaulting Bank's or Banks' RF Percentage of the Letter of Credit Outstandings.
                                     -69-                                 -11-
            2.02  Minimum Stated Amount.  The initial Stated Amount of each
Letter of Credit (other than the Existing Letters of Credit as to which no minimum is established hereby) shall be not less than $25,000 or such lesser amount acceptable to the Letter of Credit Issuer.

            2.03  Letter of Credit Requests; Notices of
Issuance. (a) Whenever it desires that a Letter of Credit be issued after the Initial Borrowing Date, the Company shall give the Administrative Agent and the Letter of Credit Issuer written notice (including by way of tele-copier) in the form of Exhibit A-2 hereof prior to 1:00 P.M. (New York time) at least five Business Days (three Business Days in the case of Trade Letters of Credit or, in any event, or such shorter period as may be acceptable to the Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) (each a "Letter of Credit Request"), which Letter of Credit Request shall include any other documents that the Letter of Credit Issuer customarily requires in connection therewith.

            (b) The Letter of Credit Issuer shall, promptly after each issuance of a Standby Letter of Credit by it, give the Administrative Agent, each Bank with a Revolving Commitment and the Company written notice of the issuance of such Standby Letter of Credit, accompanied by a copy of such Letter of Credit. The Administrative Agent will send to each Bank with a Revolving Commitment, upon each L/C Fee payment, a report setting forth for the relevant period the daily aggregate Letter of Credit Outstandings during such period.

            2.04 Agreement to Repay. (a) The Company hereby agrees to reimburse the Letter of Credit Issuer, by making payment to it at the Payment Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit and for each Acceptance upon the stated maturity date thereof (each such amount so paid, disbursed or matured until reimbursed, an "Unpaid Drawing") immediately after, and in any event on the date on which, the Company is notified by the Letter of Credit Issuer of such payment, disbursement or maturity, such payment to be made in U.S. dollars (and in the Dollar Equivalent of any such payment, disbursement or matured Acceptance made or denominated in an Alternate Currency), with interest on the amount so paid, disbursed or matured, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment, disbursement or maturity, from and including the date paid, disbursed or matured to but not including the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the Applicable Base Rate Margin in excess of the Base Rate as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such notice of payment, disbursement or maturity), such interest also to be payable on demand.

            (b) The Company's obligation under this Section 2.04 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company may have or have had against the Letter of Credit Issuer, the Agents or any Bank, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit or Acceptance

                                     -70-                                 -12-
to conform to the terms of the Letter of Credit or Acceptance or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Company shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the
Letter of Credit Issuer under a Letter of Credit or Acceptance as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

            2.05 Letter of Credit Participations. (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit (and on the Initial Borrowing Date with respect to any Existing Letter of Credit or any Existing Acceptance), the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Bank, and each such Bank (each a "Participant") shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Bank's RF Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and each Acceptance created thereunder (and each Existing Acceptance) and the obligations of the Company under this Agreement with respect thereto (although the L/C Fee shall be payable directly to the Administrative Agent for the account of the Banks as provided in Section 3.01(d) and the Participants shall have no right to receive any portion of any Facing Fees) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Commitments of the Banks pursuant to Section 1.13 or 12.04(b) or upon a Bank Default, it is hereby agreed that, with respect to all outstanding Letters of Credit, Acceptances and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this
Section 2.05 to reflect the new RF Percentages of the assigning and assignee Bank or of all Banks, as the case may be.

            (b) In determining whether to pay or create an Acceptance under any Letter of Credit or to pay any Acceptance, the Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that the documents, if any, required to be delivered under such Letter of Credit or Acceptance have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit or Acceptance. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit or Acceptance if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

            (c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit or Acceptance and the Company shall not have reimbursed such amount in full to the Letter of Credit Issuer pursuant to
Section 2.04(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such Participant's RF Percentage of such payment (and the Dollar Equivalent of any such payment made in an Alternate Currency) in U.S. dollars and in same day funds; provided, however, that no Participant shall be obligated to pay to the Administrative Agent its RF

                                     -71-                                 -13-
Percentage of such unreimbursed amount for any wrongful payment made by the
Letter of Credit Issuer under a Letter of Credit or Acceptance as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.  If the Administrative Agent so notifies any Participant required to fund an Unpaid Drawing prior to 11:00 A.M. (New
York time) on any Business Day, such Participant shall make available to the
Administrative Agent for the account of the Letter of Credit Issuer such
Participant's RF Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its RF Percentage of the amount of such Unpaid Drawing available to the
Administrative Agent for the account of the Letter of Credit Issuer, such
Participant agrees to pay to the Administrative Agent for the account of the
Letter of Credit Issuer, forthwith on demand such amount, together with inter-
est thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the overnight Federal Funds Effective Rate.  The failure of any Participant to make available to the Administrative Agent for the account of the Letter of
Credit Issuer its RF Percentage of any Unpaid Drawing shall not relieve any other Participant of its obligation hereunder to make available to the
Administrative Agent for the account of the Letter of Credit Issuer its RF
Percentage of any payment under any Letter of Credit or any Acceptance on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative
Agent for the account of the Letter of Credit Issuer such other Participant's
RF Percentage of any such payment.

            (d) Whenever the Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its RF Percentage thereof, in U.S. dollars and in same day funds, an amount equal to such Participant's RF Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations.

            (e) The obligations of the Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit and Acceptances shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (provided that no Participant shall be required to make payments resulting from the Letter of Credit Issuer's gross negligence or willful misconduct) and shall be made in accordance with the terms and con-ditions of this Agreement under all circumstances, including, without limit-ation, any of the following circumstances:

           (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

          (ii) the existence of any claim, set-off, defense or other right which the Company may have at any time against a beneficiary named in a Letter of Credit or a payee of an Acceptance, any transferee of any

                                     -72-                                 -14-
      Letter of Credit or payee of Acceptance (or any Person for whom any such transferee may be acting), the Agents, the Letter of Credit Issuer, any
      Bank or other Person, whether in connection with this Agreement, any
      Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Company and/or any Subsidiary and the beneficiary named in any such Letter of
      Credit or payee of Acceptance);

         (iii) any draft, certificate or other document, if any, presented under the Letter of Credit or Acceptance proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

           (v)   the occurrence of any Default or Event of Default.

            (f) To the extent the Letter of Credit Issuer is not indemnified by the Company, the Participants will reimburse and indemnify the Letter of Credit Issuer, in proportion to their respective RF Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Letter of Credit Issuer in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit and/or creation of Acceptances; provided that no Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Letter of Credit Issuer's gross negligence or willful misconduct.

            2.06 Increased Costs. (a) If at any time after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Letter of Credit Issuer or any Bank with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by, or Acceptances created by, the Letter of Credit Issuer or such Bank's participation therein, or (ii) shall impose on the Letter of Credit Issuer or any Bank any other conditions affecting this Agreement, any Letter of Credit, any Acceptance or such Bank's participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Bank of issuing, maintaining or participating in any Letter of Credit or Acceptance, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Bank hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Company by the Letter of Credit Issuer or such Bank

                                     -73-                                 -15-
(a copy of which notice shall be sent by the Letter of Credit Issuer or such
Bank to the Administrative Agent), the Company shall pay to the Letter of
Credit Issuer or such Bank such additional amount or amounts as will compensate the Letter of Credit Issuer or such Bank for such increased cost or reduction.  A certificate submitted to the Company by the Letter of Credit
Issuer or such Bank, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Bank to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Bank as aforesaid shall be conclusive and binding on the Company absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Company's obligations to pay additional amounts pursuant to this Section 2.06 upon the subsequent receipt thereof.

            (b) It is intended that each Acceptance will be eligible for rediscount by Federal Reserve Banks pursuant to Section 13 of the Federal Reserve Act, as amended, and the Company hereby agrees to indemnify and hold harmless the Letter of Credit Issuer and any Bank with respect to any obligation or liability imposed on the Letter of Credit Issuer or such Bank (including, without limitation, the amount of any penalties and charges and the cost of maintaining reserves) if any Acceptance created by the Letter of Credit Issuer or participated in by such Bank is determined not to be eligible for rediscount by Federal Reserve Banks pursuant to Section 13 of the Federal Reserve Act, as amended. The determination of the Letter of Credit Issuer or any such Bank, made in good faith, as to the amount of any such obligation or liability, as described in a written statement from the Letter of Credit Issuer or such Bank to the Company setting forth in reasonable detail the cal-culation thereof, shall be conclusive absent manifest error.

            SECTION 3.  Fees; Commitments.

            3.01 Fees. (a) The Company agrees to pay to the Administrative Agent a commitment commission ("A Term Commitment Commission") for the account of each Non-Defaulting Bank with an A Term Commitment for the period from and including the Initial Borrowing Date to, but not including, the A Term Termination Date or, if earlier, the date upon which the Total A Term Commitment has been terminated, computed for each day at a rate per annum equal to the Applicable CC Percentage for such day on such Bank's unutilized A Term Commitment on such day. Such A Term Commitment Commission shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the A Term Termination Date.

            (b) EMI agrees to pay to the Administrative Agent a commitment commission (the "B Term Commitment Commission") for the account of each Non-Defaulting Bank with a B Term Commitment for the period from and including the Initial Borrowing Date to, but not including, the B Term Termination Date or, if earlier, the date upon which the Total B Term Commitment has been terminated, computed for each day at a rate per annum equal to the Applicable CC Percentage for such day on such Bank's unutilized B Term Commitment on such date. Such B Term Commitment Commission shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the B Term Termination Date.

                                     -74-                                 -16-
            (c)  The Company agrees to pay to the Administrative Agent a commitment commission ("RF Commitment Commission") for the account of each
Non-Defaulting Bank with a Revolving Commitment for the period from and including the Initial Borrowing Date to, but not including, the Maturity Date or, if earlier, the date upon which the Total Revolving Commitment has been terminated, computed for each day at a rate per annum equal to the Applicable
CC Percentage for such day on such Bank's Unutilized Revolving Commitment on such day.  Such RF Commitment Commission shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the Maturity Date, or, if earlier, the date upon which the Total Revolving
Commitment is terminated.

            (d) The Company agrees to pay to the Administrative Agent for the account of each Non-Defaulting Bank with a Revolving Commitment pro rata on the basis of their respective RF Percentages, a fee in respect of each Letter of Credit and each Acceptance (the "L/C Fee") computed for each day at the rate per annum equal to the Applicable Eurodollar Margin then in effect on the Stated Amount of all Letters of Credit and of all Acceptances on such day. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Revolving Commitment is terminated.

            (e) The Company agrees to pay directly to the Letter of Credit Issuer a fee in respect of each Letter of Credit and each Acceptance (the "Facing Fee") computed for each day at the rate per annum of 1/8 of 1% on the Stated Amount of all Letters of Credit and all Acceptances on such day provided that in no event shall the annual Facing Fee for any Letter of Credit be less than $500. Accrued Facing Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Revolving Commitment is terminated.

            (f) The Company agrees to pay directly to the Letter of Credit Issuer upon each issuance or creation of, payment under, and/or amendment of, a Letter of Credit or Acceptance such amount as shall at the time of such issuance, payment or amendment be the administrative charge plus expenses which the Letter of Credit Issuer is customarily charging for issuances of, payments under or amendments of, letters of credit or for acceptances issued by it.

            (g) The Company shall pay to the Agents and the Banks for their respective account, such other fees as have been agreed to between the Company, an Agent and/or any such Bank when and as due.

            (h)  All computations of Fees shall be made in accordance with
Section 12.07(b).

            3.02 Voluntary Reduction of Commitments. Upon at least three Business Days prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Banks), the Company shall have the right, without premium or penalty, to terminate or

                                     -75-                                 -17-
partially reduce (x) the Unutilized Total Revolving Commitment and/or (y) with the consent of the Required Banks, the unutilized Total A Term Commitment and/or the unutilized Total B Term Commitment, provided that (x) any such termination shall apply to proportionately and permanently reduce the A Term
Commitment, B Term Commitment and/or Revolving Commitment, as the case may be, of each Bank and (y) any partial reduction pursuant to this Section 3.02 of any of the Total A Term Commitment, the B Term Commitment or the Total
Revolving Commitment, as the case may be, shall be in the amount of at least
$1,000,000 (or, if less, the total amount thereof).

            3.03 Mandatory Adjustments of Commitments; etc. Commitment (and the A Term Commitment, B Term Commitment and Revolving Commitment of each
Bank) shall terminate on the Expiration Date unless the Initial Borrowing Date has occurred on or prior to such date.

            (b) The Total A Term Commitment shall be reduced at the time of each incurrence of A Term Loans in an amount equal to the aggregate principal amount of the A Term Loans so incurred and shall terminate on the earlier of
(x) the A Term Termination Date and (y) the date on which any Change of Control occurs.

            (c) The Total B Term Commitment shall be reduced at the time of each incurrence of B Term Loans in an amount equal to the aggregate principal amount of the B Term Loans so incurred and shall terminate on the earlier of
(x) the B Term Termination Date and (y) the date on which any Change of Control occurs.

            (d) The Total Revolving Commitment shall terminate on the earlier of (x) the Maturity Date and (y) the date on which any Change of Control occurs.

            (e) The Total Revolving Commitment shall be reduced, at the time that any required mandatory repayment of Term Loans would be made pursuant to
Section 4.02(A)(c), (e) or (f) if Term Loans were then outstanding, in the amount by which such required repayment (determined as if an unlimited amount of Term Loans were then outstanding) exceeds the aggregate principal amount of Term Loans then outstanding.

            (f) Each partial reduction of the Total A Term Commitment, B Term Commitment or Revolving Commitment pursuant to this Section 3.03 shall apply proportionately to the A Term Commitment, B Term Commitment or Revolving Commitment, as the case may be, of each Bank.

            SECTION 4.  Payments.

            4.01 Voluntary Prepayments. Each Borrower shall have the right to prepay Loans made to it in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) subject to clause (v) below, such Borrower shall give the Administrative Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are A Term Loans, B Term Loans or Revolving Loans, the amount of such prepayment and (in

                                     -76-                                 -18-
the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by such Borrower at least one Business Day prior to the date of such prepayment with respect to Base Rate Loans and two
Business Days prior to the date of such prepayment with respect to Eurodollar
Loans, which notice shall promptly be transmitted by the Administrative Agent to each of the Banks; (ii) each partial prepayment of any Loans shall be in an aggregate principal amount of at least $10,000,000 if Eurodollar Loans or
$5,000,000 if Base Rate Loans provided that no partial prepayment of
Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Eurodollar Loans outstanding pursuant to such
Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) at the time of any prepayment of Eurodollar Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, such Borrower shall pay the amounts required pursuant to
Section 1.11; (iv) each prepayment in respect of any Loans made pursuant to a
Borrowing shall be applied pro rata among such Loans, provided, that at the
Company's election in connection with any prepayment pursuant to this Section
4.01 of Revolving Loans, such prepayment shall not be applied to any Revolving
Loans of a Defaulting Bank; (v) at the time any prepayment of A Term Loans or
B Term Loans is made pursuant to this Section 4.01 a prepayment of A Term
Loans or B Term Loans, as the case may be, must also be made, with all such prepayments to be made pro rata between the A Term Loans and B Term Loans; and
(vi) each prepayment of any Term Loans pursuant to this Section 4.01 shall be applied to reduce the then remaining Scheduled Repayments applicable to such
Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment).

            4.02  Mandatory Prepayments.

            (A)  Requirements:

            (a) If on any date the sum of the aggregate outstanding principal amount of Revolving Loans and the Letter of Credit Outstandings exceeds the Total Revolving Commitment as then in effect, the Company shall repay on such date the principal of Revolving Loans (and, if insufficient, of Unpaid Drawings) in an aggregate amount equal to such excess. If, after giving effect to the repayment of all outstanding Revolving Loans of Non-Defaulting Banks and Unpaid Drawings, the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Commitment then in effect, the Company shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such excess and the Administrative Agent shall hold such payment as security for the obligations of the Company hereunder pursuant to a cash collateral agreement to be entered into in form and substance satis-factory to the Administrative Agent (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

            (b) On each date set forth below, the Company or EMI, as the case may be, shall be required to repay the principal amount of A Term Loans and B Term Loans, respectively, set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(B), a "Scheduled Repayment").

                                     -77-                                 -19-
            Date                  A Term Loans                    B Term Loans

      September 30, 1997            $2,750,000                      $2,250,000

      December 31, 1997             $2,750,000                      $2,250,000

      March 31, 1998                $2,750,000                      $2,250,000

      June 30, 1998                 $2,750,000                      $2,250,000

      September 30, 1998            $2,750,000                      $2,250,000

      December 31, 1998             $2,750,000                      $2,250,000

      March 31, 1999                $2,750,000                      $2,250,000

      June 30, 1999                 $3,437,500                      $2,812,500

      September 30, 1999            $3,437,500                      $2,812,500

      December 31, 1999             $3,437,500                      $2,812,500

      March 31, 2000                $3,437,500                      $2,812,500

      June 30, 2000                 $5,156,250                      $4,218,750

      September 30, 2000            $5,156,250                      $4,218,750

      December 31, 2000             $5,156,250                      $4,218,750

      March 31, 2001                $5,156,250                      $4,218,750

      June 30, 2001                 $6,875,000                      $5,625,000

      September 30, 2001            $6,875,000                      $5,625,000

      December 31, 2001             $6,875,000                      $5,625,000

      March 31, 2002                $6,875,000                      $5,625,000

      June 30, 2002                 $9,625,000                      $7,875,000

      September 30, 2002            $9,625,000                      $7,875,000

      December 31, 2002             $9,625,000                      $7,875,000








                                     -78-                                 -20-
            (c)  No later than three Business Days following the date of receipt thereof by the Company and/or any of its Subsidiaries of the Cash
Proceeds from any Asset Sale, an amount equal to 100% of the Net Cash Proceeds from such Asset Sale shall be applied as a mandatory repayment of the principal of the then outstanding Term Loans.

            (d) No later than three Business Days following the date of the receipt thereof by the Company, an amount equal to 50% of the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) of any sale or issuance of equity by the Company (other than equity issued to management and other employees of the Company or its Subsidiaries in connection with their employment) shall be applied as a mandatory repayment of the principal of the then outstanding Term Loans.

            (e) No later than three Business Days following the date of receipt thereof by the Company or any of its Subsidiaries, an amount equal to 100% of the cash proceeds (net of underwriting discounts and commissions and other costs associated therewith) of any sale or issuance of Indebtedness (other than Indebtedness permitted by Section 8.04 as in effect on the Effective Date) shall be applied as a mandatory repayment of the then outstanding Term Loans.

            (f) On each date which is 90 days after the last day of each fiscal year of the Company (commencing with the fiscal year ending on March 31, 1998), 100% of Excess Cash Flow for the fiscal year then last ended shall be applied as a mandatory repayment of the principal of the then outstanding Term Loans.

            (g) On the date on which any Change of Control occurs, the outstanding principal amount of all Loans shall become due and payable in full.

            (B)  Application:

            (a) Each mandatory repayment of Term Loans pursuant to Section 4.02(A) (other than pursuant to clause (b) thereof) shall be applied pro rata between the A Term Loans and the B Term Loans, with each such application to reduce the Scheduled Repayments in respect of the Term Loans being repaid (x) in the case of Section 4.02(A)(c), in inverse order of maturity or (y) in all other cases, on a pro rata basis (based upon the then remaining outstanding principal amount of each such Scheduled Repayment).

            (b) With respect to each prepayment of Loans required by Section 4.02, the Company or EMI, as the case may be, may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) under the affected Facility pursuant to which made, provided that (i) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for such Borrowing, such Borrowing shall be immedi-ately converted into Base Rate Loans; (ii) except as provided in clause (iii) below, each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (iii) no prepayment made pursuant to

                                     -79-                                 -21-
Section 4.02(A)(a) of Revolving Loans shall be applied to the Revolving Loans of any Defaulting Bank.  In the absence of a designation by a Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.

            4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable (based on its pro rata share) account of the Banks entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America (and in the Dollar Equivalent of any payment otherwise owing in an Alternate Currency) at the Payment Office, it being understood that written notice by a Borrower to the Administrative Agent to make a payment from the funds in such Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Busi-ness Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

            4.04 Net Payments. (a) All payments made by a Borrower hereunder, under any Note or any other Credit Document, will be made without deduction, withholding, setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or tax-ing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the respective Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein or in such Note. Each Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower. Each Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

                                     -80-                                 -22-
            (b)  Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes agrees to deliver to each of the Borrowers and the Administrative Agent on or prior to the Effective Date, or in the case of a Person that first becomes a
Bank by an assignment provided for in Section 1.13 or 12.04, on or prior to the date of such assignment, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms)
certifying to such Bank's entitlement to a complete exemption from United
States withholding tax with respect to payments to be made under this
Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal
Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a
"Section 4.04 Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note.  In addition, each such Bank agrees that, from time to time after the Effective Date or the date of assignment, as the case may be, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to each of the
Borrowers and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a
Section 4.04 Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify each of the Borrowers and the Administrative Agent of its inability to deliver any such Form or Certificate in which case such Bank shall not be required to deliver any such Form or Certificate pursuant to this Section
4.04(b).  Notwithstanding anything to the contrary contained in Section
4.04(a), but subject to the immediately succeeding sentence, each Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States from interest, fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes to the extent that such Bank has not provided to such Borrower Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding if (I) such Bank has not provided to such Borrower the Internal Revenue Service Forms required to be provided to such Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) of the first sentence of this Section 4.04(b), to the extent that the Forms delivered by such Bank do not establish a complete exemption from withholding of such taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section
12.04(b), each Borrower agrees to pay any additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective
Date in any applicable law, treaty, governmental rule, regulation, guideline

                                     -81-                                 -23-
or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

            SECTION 5.  Conditions Precedent.

            5.01 Conditions Precedent to Initial Borrowing Date. The obligation of the Banks to make Loans hereunder on the Initial Borrowing Date and the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder at such time, is subject to the satisfaction of each of the following conditions at such time:

            (a) Effectiveness; Notes. On or prior to the Tender Offer Closing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each Bank the appropriate A Term Note, B Term Note (if the Initial B Term Loan Date) and/or Revolving Note executed by the respective Borrower, in each case, in the amount, maturity and as otherwise provided herein.

            (b) Opinions of Counsel. On the Tender Offer Closing Date, the Agents shall have received opinions, addressed to the Agents and each of the Banks and dated the Tender Offer Closing Date, from (i) Jones, Day, Reavis & Pogue special counsel to the Company, Thorp, Reed & Armstrong, special counsel for the Company, Dennis Haines, Esq., General Counsel of the Company, Weil Gotschal & Manges, special counsel for Eljer and/or George W. Hanthorn, Esq., General Counsel for Eljer, which opinions shall, in the aggregate, cover the matters contained in Exhibit D-1 hereto (which matters shall be allocated among such counsel in a manner satisfactory to the Agents), (ii) White & Case, special counsel to the Banks, which opinion shall cover the matters contained in Exhibit D-2 hereto and (iii) from local counsel satisfactory to the Agents as the Agents may reasonably request, which opinions shall cover the perfection of the security interests granted pursuant to the Security Documents and such other matters incident to the transactions contemplated herein as the Agents may reasonably request and shall be in form and substance reasonably satisfactory to the Agents, provided that the foregoing opinions shall not cover Eljer and its Subsidiaries and/or any Credit Document to be executed by Eljer and/or its Subsidiaries unless the initial incurrence of B Term Loans occurs on the Initial Borrowing Date.

            (c) Corporate Proceedings. (i) On the Tender Offer Closing Date, the Administrative Agent shall have received from the Company a certificate, dated the Tender Offer Closing Date, signed by the President or any Vice-President of the Company in the form of Exhibit E hereto with appropriate insertions and deletions, together with (x) copies of the articles of incorporation, any certificate of designation, the by-laws, or other organizational documents of the Company, (y) the resolutions, or such other administrative approval, of each Initial Credit Party referred to in such certificate, which shall be reasonably satisfactory to the Administrative Agent and (z) a statement that all of the applicable conditions set forth in Sections 5.01(g), (h), (i), (j) and (q) and 5.04 exist as of such date.

                                     -82-                                 -24-
            (ii)  On the Tender Offer Closing Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Transaction
      Documents shall be reasonably satisfactory in form and substance to the
      Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Administrative
      Agent may have reasonably requested in connection therewith, such docu-
      ments and papers, where appropriate, to be certified by proper corporate or governmental authorities.

            (d) Plans; etc. On or prior to the Tender Offer Closing Date, there shall have been made available to the Administrative Agent true and correct copies of:

                 (i) any Plans, and for each Plan (x) that is a "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) the most recently completed actuarial valuation prepared therefor by such Plan's regular enrolled actuary and the Schedule B, "Actuarial Information" to the IRS Form 5500 (Annual Report) most recently filed with the Internal Revenue Service and (y) that is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), each of the documents referred to in clause (x) either in the possession of the Company or any of its Subsidiaries (including Eljer and its Subsidiaries), or any ERISA Affiliate or reasonably available thereto from the sponsor or trustees of such Plan;

                (ii) any collective bargaining agreements or any other similar agreement or arrangements covering the employees of the Company or any of its Subsidiaries (including Eljer and its Subsidiaries);

               (iii) all agreements evidencing or relating to the Existing Indebtedness;

                (iv) all agreements entered into by the Company or any of its Subsidiaries (including Eljer and its Subsidiaries) governing the terms and relative rights of its capital stock, and any agreements entered into by members or shareholders of the Company or any such Subsidiary with respect to their capital stock;

                 (v) any agreement with respect to, the management of the Company or any of its Subsidiaries (including Eljer and its Subsidiaries);

                (vi) any material employment agreements entered into by the Company or any of its Subsidiaries (including Eljer and its Subsidiaries); and



                                     -83-                                 -25-
               (vii)   all tax sharing, tax allocation and other similar
            agreements entered into by the Company and/or any of its
            Subsidiaries (including Eljer and its Subsidiaries) with any entity not the Company or a Subsidiary Guarantor.

      In addition, the Company shall have delivered to the Administrative Agent on or prior to the Tender Offer Closing Date a true and correct copy of the Third Amended Plan, as originally filed in the Brass Proceeding and as amended to date, with all such amendments to be satisfactory to the Plan Majority Banks.

            (e) Adverse Change; etc. From November 9, 1996 to the Tender Offer Closing Date, nothing shall have occurred (and neither the Banks nor either Agent shall have become aware of any facts or conditions not previously known) which such Agent or the Required Banks shall reasonably determine (a) has had, or is reasonably likely to have, a material adverse effect on the rights or remedies of the Banks or the Administrative Agent under this Agreement or any other Credit Document, or on the ability of any Credit Party to perform its obligations to them, or (b) has had, or is reasonably likely to have, a Material Adverse Effect.

            (f) Litigation. No actions, suits or proceedings shall be pending or, to the knowledge of the Company, threatened against any Credit Party on the Tender Offer Closing Date (a) with respect to this Agreement or any other Credit Document, or (b) which either Agent or the Required Banks shall determine has had, or is reasonably likely to have, a Material Adverse Effect.

            (g) Approvals. On the Tender Offer Closing Date, all necessary governmental and material third party approvals in connection with the transactions contemplated by the Credit Documents and the other Transaction Documents and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains or prevents such transactions or imposes, in the reasonable judgment of the Required Banks or either Agent, materially adverse conditions upon the consummation of such transactions.

            (h)  Tender Offer Documents.  On or prior to the Tender Offer
      Closing Date, there shall have been delivered to the Administrative
      Agent true and correct copies of the Tender Offer Documents and the
      Additional Tender Offer Documents (which Additional Tender Offer
      Documents, other than any Additional Tender Offer Document consisting solely of an amendment extending the expiration date of the Tender
      Offer, shall be reasonably satisfactory to the Administrative Agent), and each of the conditions to purchase contained in the Offer to
      Purchase shall have been satisfied to the satisfaction of, or if applicable, waived with the consent of the Administrative Agent.  The
      Administrative Agent acknowledges that, as of the Effective Date, it is satisfied with the Tender Offer Documents delivered to it prior to the
      Effective Date.
                                     -84-                                 -26-
            (i)  Tender of Shares of Eljer; Control.  On the Initial Borrowing
      Date, (i) the Tender Offer Closing Date shall have occurred, (ii) there shall have been validly tendered to Acq. Sub and not withdrawn the number of Shares that satisfies the "Minimum Condition" as defined in the Offer to Purchase and the price per Share payable pursuant to the
      Offer to Purchase shall not exceed the Maximum Price Per Share, (iii)
      such number of Shares shall have been validly tendered to Acq. Sub, free and clear of all Liens and restrictions to purchase imposed by applicable law or otherwise and such Shares shall not have been validly withdrawn and shall be available for purchase in accordance with the terms and conditions set forth in the Offer to Purchase and (iv) the
      Company (and/or Acq. Sub) shall have expended at least $82,000,000 of cash on hand to consummate the Tender Offer prior to, or concurrently with, the incurrence of the A Term Loans.  After giving effect to the consummation of the purchase of the Shares pursuant to the Tender Offer,
      Acq. Sub shall own and control that number of Shares of Eljer as shall be necessary to permit Acq. Sub to approve the Merger without the affirmative vote or approval of any other shareholders, and there shall be no applicable statute or other restriction which would prohibit, materially restrict or materially delay the consummation of the Merger or which would be reasonably likely to make the consummation of the
      Merger economically unfeasible.

            (j) Proxy Materials. On or prior to the Tender Offer Closing Date, there shall have been delivered to the Administrative Agent true and correct copies of all Proxy Materials, if any, and such Proxy Materials shall be reasonably satisfactory in form and substance to the Administrative Agent. The Administrative Agent acknowledges that, as of the Effective Date, it is satisfied with the Proxy Materials delivered to it prior to the Effective Date.

            (k) Subsidiary Guaranty. On the Tender Offer Closing Date, each Initial Subsidiary Guarantor shall have duly authorized, executed and delivered a Guaranty in the form of Exhibit F-1 hereto (as modified, amended or supplemented from time to time in accordance with the terms hereof and thereof, the "Subsidiary Guaranty"), and the Subsidiary Guaranty shall be in full force and effect.

            (l) Security Documents. (i) On the Tender Offer Closing Date, the Company and each Initial Subsidiary Guarantor shall have duly authorized, executed and delivered a Pledge Agreement substantially in the form of Exhibit G hereto (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Pledge Agreement"), and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the certificates representing the Pledged Securities referred to therein, endorsed in blank or accompanied by exe-cuted and undated stock powers, and the Pledge Agreement shall be in full force and effect.

            (ii) On the Tender Offer Closing Date, the Company and each Initial Subsidiary Guarantor shall have duly authorized, executed and delivered a Security Agreement substantially in the form of Exhibit H

                                     -85-                                 -27-
      hereto (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Security Agreement")
      together with:

                  (A) executed copies of Financing Statements (Form UCC-1) in appropriate form for filing under the UCC of each jurisdiction as may be reasonably necessary to perfect all the security interests purported to be created by the Security Agreement, it being understood that perfected security interests shall be (x) required in respect of only 80% of the aggregate inventory of the Company and the Subsidiary Guarantors and (y) not required in respect of immaterial equipment located in states other than those in which the Company and the Subsidiary Guarantors have their significant operations;

                  (B)  copies of Requests for Information or copies (Form UCC-
            11), or equivalent reports, each of recent date listing all effective financing statements that name each such Person as debtor and that are filed in the jurisdictions referred to in clause (A), together with copies of such financing statements (none of which shall cover the Collateral except (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been delivered to the Collateral Agent and (y) to the extent evidencing Liens permitted pursuant to Section 8.03(d));

                  (C) evidence of the completion of all recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created thereunder or other evidence reasonably satisfactory to the Collateral Agent that such recordings and filings shall be completed promptly after the Tender Offer Closing Date; and

                  (D) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken or will be taken promptly after the Initial Borrowing Date.

            (m) Form U-1. On the Tender Offer Closing Date, the Company shall have delivered to each Bank that is subject to Regulation U a duly completed Form U-1 referred to in Regulation U. On each date upon which A Term Loans are being incurred which are "purpose loans" as defined in Regulation U, each Bank that is subject to Regulation U shall be able in good faith to complete an addendum to said Form U-1 showing that the Tender Offer Loans then being made satisfy the collateral requirements of Regulation U.

            (n)  Solvency.  On the Tender Offer Closing Date, the
      Administrative Agent shall have received from the chief financial officer of the Company a certificate in the form of Exhibit I hereto,

                                     -86-                                 -28-
      expressing opinions of value and other appropriate facts or information regarding the solvency of the Company and its Subsidiaries (including
      Eljer and its Subsidiaries) taken as a whole.

            (o) Insurance Policies. On the Tender Offer Closing Date, the Administrative Agent shall have received evidence of insurance complying with the requirements of Section 7.03 for the business and properties of the Company and its Subsidiaries (excluding Eljer and its Subsidiaries to the extent the B Term Loan occurs after the Initial Borrowing Date), in form and substance satisfactory to the Administrative Agent and, with respect to all casualty insurance, naming the Collateral Agent as an additional insured and loss payee.

            (p) Fees. On or prior to the Initial Borrowing Date, the Company shall have paid to the Agents and the Banks all Fees and expenses agreed upon by such parties to be paid on or prior to such date.

            (q) Consent Letter. On the Tender Offer Closing Date, the Administrative Agent shall have received a letter from CT Corporation System, presently located at 1633 Broadway, New York, New York 10019, in the form of Exhibit J hereto indicating its consent to its appointment by the Company and each Initial Subsidiary Guarantor as their agent to receive service of process.

            (r) Existing Company Credit Agreement. On the Initial Borrowing Date, the commitments under the Existing Company Credit Agreement shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated or incorporated hereunder as, or supported hereunder by, Letters of Credit, and all other amounts owing pursuant to the Existing Company Credit Agreement shall have been repaid in full, and the Agents shall have received evidence in form, scope and substance reasonably satisfactory to them that the matters set forth in this Section 5.01(r) have been satisfied at such time.

            5.02 Conditions Precedent to B Term Loans. The obligation of each Bank to make any B Term Loans is subject to the satisfaction of the following conditions:

            (a) Notes; Opinions of Counsel. To the extent the Initial B Term Loan Date occurs after the Initial Borrowing Date, the Agent shall have received (x) for each Bank with a B Term Commitment, the appropriate B Term Note executed by EMI, in the amount, maturity and as otherwise provided herein, (y) those opinions (which shall be addressed to the Agents and each of the Banks and dated the Initial B Term Loan Date) required by Section 5.01(b) but not delivered on the Initial Borrowing Date as a result of the proviso contained at the end of said Section and
      (z) the evidence of insurance relating to Eljer and its Subsidiaries not delivered pursuant to Section 5.01(o) as a result of the parenthetical contained therein.



                                     -87-                                 -29-
            (b)  Subsidiary Guaranty.  Each Additional Subsidiary Guarantor
      shall have duly authorized, executed and delivered a counterpart of the
      Subsidiary Guaranty, and the Subsidiary Guaranty shall be in full force and effect.

            (c) Company Guaranty. The Company shall have duly authorized, executed and delivered a Guaranty in the form of Exhibit F-2 hereto (as modified, amended or supplemented from time to time in accordance with the terms hereof and thereof, the "Company Guaranty") and the Company Guaranty shall be in full force and effect.

            (d) Security Documents. Each Additional Subsidiary Guarantor shall have duly authorized, executed and delivered (i) a counterpart of the Pledge Agreement, and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the certificates representing the Pledged Securities referred to therein, endorsed in blank or accompanied by executed and undated stock powers, and the Pledge Agreement shall be in full force and effect and (ii) a counterpart of the Security Agreement, and shall have executed or provided the financing statements, requests and/or evidences of filings or actions that it would have had to provide under Section 5.01(l)(ii) if it had been an Initial Subsidiary Guarantor.

            (e) Corporate Proceedings. On the Initial B Term Loan Date, the Administrative Agent shall have received from Eljer a certificate, dated the Initial B Term Loan Date, signed by the President or any Vice-President of Eljer in the form of Exhibit E with appropriate insertions and deletions, together with (x) copies of the articles of incorporation, any certificate of designation, the by-laws, or other organizational documents of Eljer and EMI and (y) the resolutions, or such other administrative approval, of each Additional Subsidiary Guarantor referred to in such certificate to be reasonably satisfactory to the Administrative Agent.

            (f) Existing Eljer Credit Facilities. On the Initial B Term Loan Date, the commitments under the Existing Eljer Credit Facilities shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated or supported hereunder by Letters of Credit, all other amounts owing pursuant to the Existing Eljer Credit Facilities shall have been repaid in full and all Liens on the stock and assets of Eljer and its Subsidiaries created pursuant to the Existing Eljer Credit Facilities shall have been released and terminated, and the Agents shall have received evidence in form and substance reasonably satisfactory to them that the matters set forth in this Section 5.02(f) have been satisfied at such time.

            (g) Cash Flow Statements. Prior to any borrowing of the B Term Loans to fund the Contribution, the Company shall have delivered to each of the Banks detailed cash flow statements covering the one year period commencing on the Initial Borrowing Date, which statements shall be satisfactory to the Administrative Agent and the Required Banks.

                                     -88-                                 -30-
            5.03  Conditions Precedent to Merger Date.  The obligation of each
Bank to make Loans, and of the Letter of Credit Issuer to issue Letters of
Credit, on and after the Merger Date is subject to the satisfaction of the following conditions:

            (a) Bring-Downs. On the Merger Date, the Administrative Agent shall have received confirmatory bring-downs and/or up-dates, each dated the Merger Date, of all opinions and certificates delivered pursuant to
      Section 5.01 and/or 5.02 which the Administrative Agent shall reasonably request.

            (b) Merger Documents; Merger. Prior to the Merger Date, there shall have been delivered to the Administrative Agent all Merger Documents not delivered to the Administrative Agent on or prior to the Tender Offer Closing Date, certified as true and correct by an Authorized Officer of the Company, which shall be in form and substance reasonably satisfactory to the Administrative Agent and each of the con-ditions precedent to the consummation of the Merger as set forth in the Merger Documents shall have been satisfied or, if applicable, waived to the reasonable satisfaction of the Administrative Agent. Additionally, there shall not exist any judgment, order or injunction prohibiting the consummation of the Merger. The Merger shall have been consummated in accordance with the terms and conditions of the Merger Documents and all applicable laws.

            (c) Approvals. On the Merger Date, all necessary governmental and material third party approvals in connection with the transactions contemplated by the Credit Documents and the other Transaction Documents and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains or prevents such transactions or imposes, in the reasonable judgment of the Required Banks or either Agent, materially adverse conditions upon the consummation of such transactions.

            5.04 Conditions Precedent to All Credit Events. The obligation of the Banks to make each Loan and of the Letter of Credit Issuer to issue each Letter of Credit is subject, at the time thereof, to the satisfaction of the following conditions:

            (a) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.02 or a Letter of Credit Request meeting the requirements of Section 2.03.

            (b) No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier date.

                                     -89-                                 -31-
            The acceptance of the benefits of each Credit Event shall
constitute a representation and warranty by the Company to the Agents and each of the Banks that all of the applicable conditions specified in Section 5.01,
5.02, 5.03 and/or 5.04, as the case may be, exist as of that time.  All of the certificates, legal opinions and other papers referred to in Section 5, unless otherwise specified, shall be delivered to the Administrative Agent at its
Notice Office for the account of, and (except for the Notes) in sufficient counterparts for, each of the Banks and shall be reasonably satisfactory in form and substance to the Administrative Agent.

            SECTION 6. Representations, Warranties and Agreements. In order to induce the Banks to enter into this Agreement and to make the Loans and to issue, create and/or participate in the Letters of Credit and Acceptances, the Company makes the following representations and warranties to, and agreements with, the Banks, all of which shall survive the execution and delivery of this Agreement and the making of the Loans.

            6.01  Corporate Status.  Each of the Company and its Subsidiaries
(i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified is reasonably likely to have a Material Adverse Effect.

            6.02 Corporate Power and Authority. Each Credit Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party. Each Credit Party has duly executed and delivered each Transaction Document to which it is a party and each such Transaction Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms.

            6.03 No Violation. Neither the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which any Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the charter or By-Laws of any Credit Party.


                                     -90-                                 -32-
            6.04  Litigation.  Except as set forth on Annex III hereto, there are no actions, suits or proceedings pending or, to the Company's knowledge, threatened with respect to the Company or any of its Subsidiaries (i) that have had, or are reasonably likely to have, a Material Adverse Effect or (ii)
that have had, or are reasonably likely to have, a material adverse effect on the rights or remedies of the Banks or on the ability of the Credit Parties to perform their obligations to them under the Credit Documents.

            6.05 Use of Proceeds; Margin Regulations. (a) The proceeds of A Term Loans shall be used to finance, in part, the purchase of Shares pursuant to the Offer to Purchase or the Merger.

            (b) The proceeds of B Term Loans shall be used (w) to refinance the Existing Eljer Credit Facilities, (x) to refinance Internal Revenue Bonds under which Eljer and/or any of its Subsidiaries are liable to the extent included in Existing Indebtedness, (y) to refinance the Selkirk UK Debt and the Selkirk Germany Debt and (z) to fund the Contribution.

            (c) The proceeds of Revolving Loans may be used for the general corporate and working capital purposes of the Company and its Subsidiaries, including to refinance the Brass DIP Debt upon the Plan Confirmation Date, and to pay consideration owing upon the Merger pursuant to the Merger Agreement and to pay costs and expenses related to the Acquisition.

            (d) Each Acceptance shall be created solely to finance the import to the United States of goods to be purchased by the Company and its Subsidiaries and/or to finance the domestic shipment of goods to be purchased by the Company and its Subsidiaries as part of their general working capital needs and will not be used for speculative purposes.

            (e) Neither the making or continuance of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock in violation of Regulation U or to extend credit for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U. In addition, no part of the proceeds of any B Term Loan or Revolving Loan will be used to purchase or carry any Margin Stock.

            6.06 Governmental Approvals. Except for filings and recordings in connection with the Security Documents and those items listed on Annex IV, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, that has not been obtained or made is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

            6.07  Investment Company Act.  None of the Company nor any of its
Subsidiaries is an "investment company" or a company "controlled" by an
"investment company," within the meaning of the Investment Company Act of
1940, as amended.
                                     -91-                                 -33-
            6.08  Public Utility Holding Company Act.  None of the Company nor
any of its Subsidiaries is a "holding company," or a "subsidiary company" of a
"holding company," or an "affiliate" of a "holding company," or of a "sub-
sidiary company" of a "holding company," within the meaning of the Public
Utility Holding Company Act of 1935, as amended.

            6.09 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Company in writing to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Company in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such pro-jections may differ from the projected results. There is no fact known to the Company which is reasonably likely to have a Material Adverse Effect which has not been disclosed in writing to the Banks or to the Administrative Agent on behalf of the Banks.

            6.10 Financial Condition; Financial Statements. (a) On and as of each of the Tender Offer Closing Date and the Merger Date, on a pro forma basis after giving effect to the Transaction and to all Indebtedness incurred and to be incurred and Liens created and to be created in connection therewith, (x) the sum of the assets, at a fair valuation, of the Company and its Subsidiaries taken as a whole will exceed their debts, (y) the Company and its Subsidiaries taken as a whole will not have incurred or intended to, or believe that they will, incur debts beyond their ability to pay such debts as such debts mature and (z) the Company and its Subsidiaries taken as a whole will not have unreasonably small capital with which to conduct their business. For purposes of this Section 6.10, "debt" means any liability on a claim, and "claim" means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

            (b) (i) The consolidated balance sheet of the Company and its Subsidiaries at March 31, 1996 and at September 30, 1996 and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year or six months ended as of said dates, which, in the case of the annual financial statements have been examined by Ernst & Young LLP, independent certified public accountants, who delivered an unqualified opinion in respect therewith, (ii) the consolidated

                                     -92-                                 -34-
balance sheet of Eljer and its Subsidiaries at December 31, 1995 and at
September 29, 1996 and the related consolidated statements of income and cash flows for the fiscal year or nine months ended as of said dates, which, in the case of the annual financial statements have been examined by Arthur Andersen
LLP, independent certified public accountants, and (iii) the pro forma (after giving effect to the Transaction) consolidated balance sheet of the Company as of the end of September, 1996, copies of all of which have heretofore been furnished to each Bank, present fairly the financial position of such entities at the dates of said statements and the results for the period covered thereby
(or, in the case of the pro forma balance sheet, presents a good faith estimate of the consolidated pro forma financial condition of the Company after giving effect to the Transaction and the related financing thereof at the date thereof) in accordance with GAAP, except to the extent provided in the notes to said financial statements.  All such financial statements (other than the aforesaid pro forma balance sheet) have been prepared in accordance with generally accepted accounting principles and practices consistently applied except to the extent provided in the notes to said financial state-
ments.  Except for the increase in liabilities arising from the incurrence of
Indebtedness to finance the Acquisition, nothing has occurred since March 31,
1996 that has had, or is reasonably likely to have, a Material Adverse Effect.

            (c) Except as reflected in the financial statements and the notes thereto described in Section 6.10(b) and the Indebtedness incurred hereunder, there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Company or any of its Subsidiaries of a nature (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the Company and its Subsidiaries taken as a whole, except as incurred in the ordinary course of business consistent with past practices subsequent to the dates of their last annual financial statements.

            6.11 Security Interests. Once executed and delivered, each of the Security Documents creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto (except to the extent perfection is not required pursuant to Section 5.01(l)(ii)(A)), superior to and prior to the rights of all third Persons and subject to no other Liens (except (x) that the Security Agreement Collateral may be subject to the security interests evidenced by Permitted Liens relating thereto and (y) the Mortgaged Properties may be subject to Permitted Encumbrances relating thereto) in favor of the Collateral Agent for the benefit of the Secured Creditors. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document (other than the Pledge Agreements) which shall have been made upon or prior to (or are the subject of arrange-ments, satisfactory to the Administrative Agent, for filing on or promptly after the date of) the execution and delivery thereof.

            6.12 Representations and Warranties in Merger Agreement. All representations and warranties set forth in the Merger Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as

                                     -93-                                 -35-
of the Initial Borrowing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

            6.13 Tax Returns and Payments. Each of the Company and its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith. The Company and its Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Company) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.

            6.14 Compliance with ERISA. Each Plan is in substantial compliance with ERISA and the Code; no Reportable Event (except with respect to the Brass Proceeding) has occurred with respect to a Plan; no Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability in excess of $500,000; no Plan has an accumulated or waived funding deficiency, has permitted decreases in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; neither the Company nor any Subsidiary nor any ERISA Affiliate has in-curred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA
or Section 401(a)(29), 4971, 4975 or 4980 of the Code or expects to incur any liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan; no condition exists which presents a material risk to the Company or any Subsidiary or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; the aggregate liabilities of the Company and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, are not material; no lien imposed under the Code or ERISA on the assets of the Company or any Subsidiary or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Company and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) (other than as disclosed in the financial statements referred to in Section 6.10(b)) which provides benefits to retired employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA), except to the extent that all events described in the preceding clauses of this Section 6.14 and then in existence would not, in the aggregate, have or be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (within the meaning of Section 4001(a)(3) of ERISA) the representations and warranties in this Section 6.14 are made to the best knowledge of the Company.



                                     -94-                                 -36-
            6.15  Subsidiaries.  (a)  Annex V hereto lists each Subsidiary of the Company (and the direct and indirect ownership interests of the Company therein) existing on the Effective Date but determined after giving effect to the Acquisition.

            (b) There are no restrictions on the Company or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary to the Company, other than prohibitions or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable law, (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices, (iv) any restriction or encumbrance with respect to a Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement, (v) until refinanced in full and terminated, the Existing Company Credit Agreement and the Existing Eljer Credit Facilities, (vi) until the Plan Confirmation Date, the Brass DIP Debt,
(vii) any documents or instruments governing the terms of any Indebtedness or other obligations secured by Liens permitted by Section 8.03, provided that such prohibitions or restrictions apply only to the assets subject to such Liens and (viii) Permitted Restrictions.

            6.16 Intellectual Property; etc. The Company and each of its Subsidiaries have obtained all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their businesses taken as a whole as presently conducted and as proposed to be conducted.

            6.17 Pollution and Other Regulations. (a) Each of the Company and its Subsidiaries is in compliance with all Environmental Laws governing its business for which failure to comply is reasonably likely to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the business of the Company and each of its Subsidiaries, as conducted as of the Effective Date, under any Environmental Law have been secured and the Company and each of its Subsidiaries is in substantial compliance therewith, except such licenses, permits, registrations or appro-vals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in noncompliance with, breach of or default under any applic-able writ, order, judgment, injunction, or decree to which the Company or such Subsidiary is a party or which would affect the ability of the Company or such Subsidiary to operate any real property and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as are not reasonably likely to, in the aggregate, have a Material Adverse Effect. There are as of the Effective Date no Environmental Claims pending or, to the best knowledge of the Company, threatened, which (a) challenge the validity, term or entitlement of the Company or any of its Subsidiaries for any permit, license, order or registration required for the operation of any facility under the Environmental Laws which the Company or any of its Subsidiaries operates and

                                     -95-                                 -37-
(b) wherein an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect.  There are no facts, circumstances, conditions or occurrences concerning the Company or any of its Subsidiaries, any of their operations or on any Real Property or, to the knowledge of the
Company, on any property adjacent to any such Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against the Company, any of its Subsidiaries or any Real Property of the Company or
any of its Subsidiaries, or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such
Real Property under any Environmental Law, except in each such case, such
Environmental Claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

            (b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Company or any of its Subsidiaries or (ii) released on any Real Property, in each case where such occurrence or event individually or in the aggregate is reasonably likely to have a Material Adverse Effect.

            (c) All material Environmental Claims of the Company and its Subsidiaries (other than Eljer and its Subsidiaries) pending as of the Effective Date are set forth on Annex VI hereto.

            6.18 Properties. The Company and each of its Subsidiaries have good and marketable title to all properties owned by them, including all property reflected in the consolidated balance sheets of the Company and its Subsidiaries and of Eljer and its Subsidiaries referred to in Section 6.10(b), free and clear of all Liens, other than (i) as referred to in the consolidated balance sheets or in the notes thereto or (ii) as permitted by Section 8.03. Annex VII contains a true and complete list of each Real Property owned or leased by the Company or any of its Subsidiaries on the Effective Date (determined after giving effect to the Acquisition) and the type of interest therein held by the Company or the respective Subsidiary.

            6.19 Labor Relations. The Company and its Subsidiaries are not engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Company or any of its Subsidiaries or threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of them or threatened against any of them,
(ii) no strike, labor dispute, slowdown or stoppage pending against the Company or any of its Subsidiaries or threatened against any of them and (iii) no union representation question existing with respect to the employees of the Company or any of its Subsidiaries and no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as is not reasonably likely to have a Material Adverse Effect.

            6.20 Existing Indebtedness. Annex VIII sets forth a true and complete list of all Indebtedness (other than intercompany indebtedness) of the Company and each of its Subsidiaries (including Eljer and its

                                     -96-                                 -38-
Subsidiaries) as of the Initial Borrowing Date that is in excess of $5,000 for any one issue and is to remain outstanding thereafter (all such Indebtedness, of whatever size, but excluding Indebtedness hereunder, the "Existing
Indebtedness"), in each case showing the aggregate principal amount thereof and the name of the respective borrower (or issuer) and any other entity which directly or indirectly guaranteed such debt.

            6.21 Offer to Purchase. All necessary governmental and material third party approvals in connection with the purchase of Shares pursuant to the Offer to Purchase, and the transactions contemplated thereby and otherwise referred to therein have been or, prior to the time when required, will have been, obtained and remain in effect, and all applicable waiting periods have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which materially restrains, prevents, imposes materially adverse conditions upon or unduly hin-ders, the consummation of the purchase of Shares pursuant to the Offer to Purchase or the Merger. Additionally, except to the extent consented to by the Required Banks, there does not exist any judgment, order, injunction or other restraint issued or filed with respect to the making of Loans or which would reasonably be expected to materially impair the right or ability of the Acq. Sub to purchase the Shares pursuant to the Offer to Purchase or to consummate the Merger. At the time of their dissemination to the public, the Offer to Purchase and all other Tender Offer Documents and Additional Tender Offer Documents (taken as a whole) prepared by or on behalf of the Company and/or its Subsidiaries (including Eljer and/or its Subsidiaries) did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which made, not misleading.

            6.22 Merger. On and as of the Merger Date, (i) all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate the Merger, or otherwise required in connection with the Merger, will have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto will have been obtained) other than the post-Merger notification required to be filed with the Federal Cartel Office of Germany and (ii) the Merger shall have been consummated in accordance with the Merger Documents and in compliance with all applicable laws.

            SECTION 7. Affirmative Covenants. The Company covenants and agrees that on the Effective Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Notes, Letters of Credit or Acceptances are outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

            7.01  Information Covenants.  The Company will furnish to each
Bank:
            (a) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company and its Consolidated Subsidiaries, as at the end of such fiscal year

                                     -97-                                 -39-
and the related consolidated statements of income, of retained earnings and of cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and examined by inde-
pendent certified public accountants of recognized national standing whose opinion shall be free of exceptions and qualifications not acceptable to the
Required Banks, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Company, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of
Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

            (b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of the first three quarterly accounting periods in each fiscal year, the Form 10-Q of the Company for such period as filed or to be filed with the SEC, or, if such Form 10-Q is no longer filed by the Company, unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarterly period and the related consolidated statements of income, of retained earnings and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer or controller of the Company, subject to changes resulting from audit and normal year-end audit adjustments.

            (c) Budgets; etc. Not more than 60 days after the commencement of each fiscal year of the Company, a budget of the Company and its Subsidiaries in reasonable detail for each of the fiscal quarters of such fiscal year. Together with each delivery of consolidated financial statements pursuant to Sections 7.01(a) and (b), a comparison of the current year to date financial results against the budgets required to be submitted pursuant to this clause (c) shall be presented.

            (d) Officer's Certificates. At the time of the delivery of the financial statements provided for in Sections 7.01(a) and (b), a certificate of the chief financial officer, controller or other Authorized Officer of the Company to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate, shall set forth the calculations required to establish (I) the Leverage Ratio for the Relevant Determination Date occurring on the last day of such fiscal year or quarter and (II) whether the Company and its Subsidiaries were in compliance with the provisions of Sections 8.11, 8.12, 8.13 and 8.14 as at the end of such fiscal period or year, as the case may be, and shall be accompanied by (x) a report of the Company's contractual commitments and contingencies in the form provided for in the Existing Company Credit Agreement, (y) an updated Annex VI with revisions through the date of delivery and (z) a report establishing the location of the inventory of the Company and its Subsidiaries (and the percentage of such inventory located in each state).


                                     -98-                                 -40-
            (e)  Notice of Default or Litigation.  Promptly, and in any event within three Business Days after the Company obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of
Default which notice shall specify the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto and
(y) the commencement of or any significant development in any litigation or governmental proceeding pending against the Company or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect or is reasonably likely to have a material adverse effect on the ability of any Credit Party to perform its obligations hereunder or under any other Credit Document.

            (f) Other Information. Promptly upon transmission thereof, (i) copies of all regular or special reports to, or effective registration statements with, the Securities and Exchange Commission or any successor thereto (the "SEC") by the Company or any of its Subsidiaries and (ii) with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Banks may reasonably request from time to time.

            7.02 Books, Records and Inspections. The Company will, and will cause its Subsidiaries to, permit, upon reasonable notice to the chief financial officer, controller or any other Authorized Officer of the Company, officers and designated representatives of either Agent or the Required Banks to visit and inspect any of the properties or assets of the Company and any of its Subsidiaries in whomsoever's possession, and to examine the books of account of the Company and any of its Subsidiaries and discuss the affairs, finances and accounts of the Company and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as either Agent or the Required Banks may desire.

            7.03 Insurance. The Company will, and will cause each of its Subsidiaries (other than, prior to the Plan Confirmation Date, Brass) to, at all times maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice. All such insurance shall be provided by insurers having an A.M. Best policyholders rating of not less than B+ or such other insurers as may be approved by the Required Banks. At any time that insurance at the levels described in Annex IX is not being maintained by the Company and its Subsidiaries, the Company will notify the Banks in writing thereof and, if thereafter notified by the Administrative Agent to do so, the Company will, and will cause its Subsidiaries to, obtain insurance at such levels at least equal to those set forth in Annex IX to the extent then generally available (but in any event within the deductible or self-insured retention limitations set forth in the preceding sentence) or otherwise as are acceptable to the Administrative Agent. The Company will, and will cause each of its Subsidiaries to, furnish annually to the Administrative Agent a summary of the insurance carried together with certificates of insurance and other evidence of such insurance, if any, naming the Collateral Agent as an additional insured and/or loss payee.


                                     -99-                                 -41-
            7.04  Payment of Taxes.  The Company will pay and discharge, and will cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Company or any of its Subsidiaries, provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Company) with respect thereto in accordance with GAAP.

            7.05 Consolidated Corporate Franchises. The Company will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material rights and authority, provided that any transaction permitted by Section 8.02 will not constitute a breach of this Section 7.05.

            7.06 Compliance with Statutes; etc. The Company will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property other than those the noncompliance with which are not reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of the Credit Parties to perform their obligations under any Credit Document.

            7.07 ERISA. As soon as possible and, in any event, within 10 Business Days after the Company or any of its Subsidiaries or ERISA Affiliates knows or has reason to know of the occurrence of any of the following, the Company will deliver to each of the Banks a certificate of the chief financial officer of the Company setting forth details as to such occurrence and such action, if any, which the Company, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Company, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant's benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is reasonably likely to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with re-spect to a Plan; that a Plan which has an Unfunded Current Liability has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability and there is a failure to make a required contribution, which gives rise to a lien under ERISA or the Code; that proceedings are reasonably likely to be or have been instituted to terminate a Plan which has an Unfunded Current Liability; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Company, any Subsidiary or any ERISA Affiliate will or may incur any liability (including, any contingent or secondary liability) to or on account of the termination of or withdrawal from

                                     -100-                                -42-
a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or
with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the
Code or Section 409, 502(l) or 502(l) of ERISA or that the Company or any
Subsidiary may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) (other than as disclosed in the financial statements provided pursuant to Section 6.10(b)) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA).  Upon request of a Bank, the Company will deliver to such Bank a complete copy of the annual report (Form 5500) of each
Plan required to be filed with the Internal Revenue Service.  In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of any annual reports and any other material notices received by the Company or any Subsidiary with respect to a Plan shall be delivered to the Banks no later than 10 days after the later of the date such notice has been filed with the Internal Revenue Service or the PBGC, given to
Plan participants (other than notices relating to an individual participant's benefits) or received by the Company or such Subsidiary.

            7.08 Good Repair. The Company will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever's possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

            7.09 End of Fiscal Years; Fiscal Quarters. The Company will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries' fiscal years to end on March 31 of each year and (ii) each of its, and each of its Subsidiaries' fiscal quarters to end on the Saturday nearest to June 30, September 30 and December 31 of each year and on each March 31.

            7.10 Additional Security; Further Assurances; etc. (a) No later than 75 days following the Initial Borrowing Date (in the case of the Company and the Initial Subsidiary Guarantors) or the Initial B Term Loan Date, (in the case each Additional Subsidiary Guarantor) the Collateral Agent shall have received:

            (A)  fully executed counterparts of deeds of trust, mortgages or amendments to such documents and similar documents in each case in form and substance reasonably satisfactory to the Collateral Agent (each a
      "Mortgage" and collectively, the "Mortgages") covering all the Mortgaged
      Properties owned by the Company and/or any Subsidiary Guarantor, for recording in all places to the extent necessary or desirable, in the reasonable judgment of the Collateral Agent, effectively to create a valid and enforceable first priority Lien, subject only to Liens permitted pursuant to Section 8.03(d), on each such Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured
      Creditors;
                                     -101-                                -43-
            (B)  mortgagee title insurance policies on each such Mortgaged
      Property issued by Chicago Title Insurance Company or other title insurers reasonably satisfactory to the Collateral Agent (the "Mortgage
      Policies") in amounts satisfactory to the Collateral Agent assuring the
      Collateral Agent that the Mortgages on such Mortgaged Properties are valid and enforceable first priority mortgage liens on the respective
      Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Liens and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include, as reasonably appropriate and where available, an endorsement for future advances under this Agreement and the Notes and for any other matter that the Collateral Agent in its reasonable discre-
      tion may reasonably request, when practicable, shall not include an exception for mechanics' liens, and shall provide for affirmative insurance and such reinsurance as the Collateral Agent in its discretion may reasonably request; and

            (C) a survey and, to the extent requested by the Collateral Agent, an affidavit of no change relating to any such survey, in each case in form and substance reasonably satisfactory to the Collateral Agent, for each Mortgaged Property, certified by a licensed professional surveyor reasonably satisfactory to the Collateral Agent.

            (b) The Company will, and will cause the Subsidiary Guarantors to, grant to the Collateral Agent security interests and mortgages (each a "New Mortgage") in such owned Real Property (x) acquired after the Initial Borrowing Date or (y) of a Subsidiary Guarantor owned on the date it first becomes a Subsidiary Guarantor or thereafter acquired, in each case as may be requested from time to time by the Agent. Such New Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable Liens superior to and prior to the rights of all third Persons and subject to no other Liens except as are permitted by Section 8.03. The New Mortgages or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the New Mortgages and all taxes, fees and other charges payable in connection therewith shall have been paid in full, with each New Mortgage to be accom-panied by mortgage policies related thereto reasonably satisfactory to the Collateral Agent.

            (c) The Company will, and will cause its Subsidiaries to, at the expense of the Company, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Company shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be requested by the Collateral Agent to assure themselves that this Section 7.10 has been complied with.

                                     -102-                                -44-
            (d)  The Company will cause any Subsidiary which was not an
Initial Subsidiary Guarantor on the Initial Borrowing Date as a result of (A)
clause (iv) or (v) of the definition of Initial Subsidiary Guarantor to become a Subsidiary Guarantor, in the event that such Subsidiary ceases to be contractually prohibited from entering into the Subsidiary Guaranty or ceases to be a De Minimis Subsidiary, as the case may be, and (B) clause (iii) of the definition of Initial Subsidiary Guarantor to become a Subsidiary Guarantor, in the event that such corporation remains a Subsidiary on January 1, 1998, in each case by (x) promptly executing a Subsidiary Guaranty and (y) taking the actions specified in clause (iii) of the last sentence of Section 8.06.

            (e) The Company agrees that each action required above by Section 7.10(b), (c) or (d) shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Collateral Agent.

            7.11 Corporate Separateness. The Company will take, and will cause each of its Subsidiaries to take, all such action as is necessary to keep the businesses, assets and liabilities of the Zurn Group separate and apart from those of the Eljer Group, including, without limitation, ensuring that all customary formalities regarding corporate existence, including holding regular board of directors' meetings and maintenance of corporate records, are followed. All financial statements of the Company and its Subsidiaries provided to creditors will, to the extent permitted by GAAP, clearly evidence the corporate separateness of the Zurn Group from the Eljer Group. Neither the Company nor any of its Subsidiaries will take any action, or conduct its affairs in a manner which is likely to result in the corporate existence of the entities in the Eljer Group on the one hand, and the entities in the Zurn Group on the other, being ignored, or in the assets and liabilities of any of the Zurn Group being substantively consolidated with those of any of the Eljer Group in a bankruptcy, reorganization or other insolvency proceeding.

            7.12 Interest Rate Agreement. The Borrowers (x) will, no later than the date occurring 60 days after the Initial Borrowing Date, enter into Interest Rate Agreements which cover for at least two years from the Initial Borrowing Date at least $125,000,000 of the outstanding Term Loans on terms reasonably satisfactory to the Agent and (y) may thereafter, enter into Interest Rate Agreements which cover additional amounts of outstanding Term Loans on terms (and in such amounts) reasonably satisfactory to the Administrative Agent.

            7.13 Merger; Control. The Company will (i) cause the Merger to be consummated as promptly as practical and in no event later than the date which is 180 days after the Initial Borrowing Date, (ii) take all actions available to it to cause designees of the Company to constitute a majority of the Board of Directors of Eljer as promptly as reasonably practical after the Initial Borrowing Date (and in no event later than the Merger Date), (iii) comply with all of its covenants and agreements contained in the Merger Agreement, (iv) exercise all of its rights and powers to cause Eljer to comply with all of Eljer's covenants and conditions contained in the Merger Agreement and (v) not waive or agree to amend any covenant binding upon Eljer and its

                                     -103-                                -45-
Subsidiaries that is set forth in the Merger Agreement if such waiver or amendment would result in a breach of any of the covenants contained in this
Agreement (other than pursuant to the preceding clause (iv)).

            7.14 Compliance with Environmental Laws. (i) The Company will comply, and the Company will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by the Company or any of its Subsidiaries, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws and (ii) neither the Company nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the genera-tion, use, treatment, storage, release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Company or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except to the extent that the failure to comply with the requirements specified in clause (i) or
(ii) above, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. If required to do so under any applicable directive or order of any governmental agency, the Company agrees to undertake, and cause each of its Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Company or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders and directives of all governmental authorities, except to the extent that the Company or such Subsidiary is contesting such order or directive in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.

            SECTION 8. Negative Covenants. The Company hereby covenants and agrees, as of the Effective Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Notes, Letters of Credit or Acceptances are outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full, that:

            8.01 Changes in Business. The Company will not, and will not permit any of its Subsidiaries to, materially alter the character of the business of the Company and its Subsidiaries from that conducted by the Company and its Subsidiaries (including Eljer and its Subsidiaries) on the Initial Borrowing Date.

            8.02 Consolidation; Merger; Sale or Purchase of Assets; etc. The Company will not, and will not permit any Subsidiary to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all or any part of its property or assets (other than inventory or obsolete equipment or excess equipment no longer needed in the conduct of the business in the ordinary course of business) or purchase, lease or otherwise acquire all or any part of the property or assets of any Person (other than purchases or other acquisitions

                                     -104-                                -46-
of inventory, leases, materials and equipment in the ordinary course of business) or agree to do any of the foregoing at any future time, except that the following shall be permitted:

            (a) any entity that is a member of the Zurn Group or the Eljer Group may be merged or consolidated with or into, or be liquidated into, another member of said Group (so long as a Borrower is the surviving entity to the extent involving a Borrower or a Subsidiary Guarantor is the surviving entity to the extent involving a Subsidiary Guarantor), or all or any part of its business, properties and assets of such entity may be conveyed, leased, sold or transferred to another member of such Group that is a Borrower or a Subsidiary Guarantor, provided that no such merger, consolidation, liquidation, conveyance, lease, sale or transfer consummated prior to the Plan Confirmation Date may involve Brass or its assets or liabilities;

            (b) capital expenditures to the extent within the limitations set forth in Section 8.05 hereof;

            (c) the investments, acquisitions and transfers or dispositions of properties permitted pursuant to Section 8.06;

            (d) each of the Company and its Subsidiaries may lease (as lessee) real or personal property in the ordinary course of business (so long as such lease does not create a Capitalized Lease Obligation not otherwise permitted by Section 8.04(c));

            (e)  Permitted Sales; and

            (f)  Permitted Acquisitions.

            8.03 Liens. The Company will not, and will not permit any of its Subsidiaries to, (I) create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Company or any such Subsidiary whether now owned or hereafter acquired, (II) sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to the Company or any of its Subsidiaries), (III) or assign any right to receive income, (IV) file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute or (V) grant to any creditor a signature pledge, except:

            (a) Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established;

            (b) Liens in respect of property or assets of the Company or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, and other similar Liens arising in

                                     -105-                                -47-
      the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or any Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

            (c) Liens created by or pursuant to this Agreement or the other Credit Documents;

            (d) (x) Liens on assets of the Company and each Subsidiary existing on the Effective Date and listed on Part A of Annex X hereto, without giving effect to any subsequent extensions or renewals thereof and (y) immaterial Liens on assets of the Company and each Subsidiary existing on the Initial Borrowing Date at the locations listed on Part B of Annex X;

            (e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.08 provided, that no cash or property is deposited or delivered to secure any respective judgment or award (or any appeal bond in respect thereof, except as permitted by the following clause (f));

            (f) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

            (g) leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Subsidiaries;

            (h) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

            (i) Liens arising from UCC financing statements regarding leases permitted by this Agreement;

            (j) purchase money Liens securing payables arising from the purchase by the Company or any Subsidiary Guarantor of any equipment or goods in the normal course of business, provided that such payables shall not constitute Indebtedness;

            (k) any interest or title of a lessor or any lien on the interest or title of a lessor under any lease permitted by this Agreement;

                                     -106-                                -48-
            (l)  Liens arising pursuant to purchase money mortgages relating to, or security interests securing Indebtedness representing the purchase price of, assets acquired by the Company or any Subsidiary
      Guarantor after the Effective Date, provided that any such Liens attach only to the assets so acquired and that all Indebtedness secured by
      Liens created pursuant to this clause (l) shall not exceed $5,000,000 at any time outstanding;

            (m) Liens created pursuant to Capital Leases permitted pursuant to Section 8.04(c);

            (n) prior to the Plan Confirmation Date, Liens on assets of Brass created pursuant to the Brass DIP Debt; and

            (o) other Liens on assets of the Company and the Subsidiary Guarantors securing Indebtedness not in excess of $1,000,000 in the aggregate at any time outstanding.

            8.04 Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

            (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

            (b) Indebtedness owing by (i) any member of the Zurn Group or the Eljer Group to another member of such Group, (ii) the Company to Eljer and (iii) any Subsidiary to the Company in respect of advances made by the Company with proceeds of Revolving Loans;

            (c) Capitalized Lease Obligations of the Company or any Subsidiary Guarantor, provided that the aggregate Capitalized Lease Obligations under all Capital Leases entered into after the Effective Date shall not exceed $5,000,000;

            (d) Existing Indebtedness, without giving effect to any subsequent extension, renewal or refinancing thereof;

            (e) Indebtedness incurred pursuant to purchase money mortgages permitted by Section 8.03(l);

            (f) prior to the Plan Confirmation Date, Indebtedness of Brass constituting the Brass DIP Debt;

            (g) on and after the Plan Confirmation Date, amounts owing to the Brass Trust by Eljer and EMI pursuant to the Third Amended Plan;

            (h) so long as the NEPCO Companies are Wholly-Owned Subsidiaries of the Company, unsecured Indebtedness of the NEPCO Companies under the NEPCO Reimbursement Agreement and of the Company under the NEPCO Guaranty; and


                                     -107-                                -49-
            (i)  additional Indebtedness of the Company not to exceed an aggregate outstanding principal amount of $15,000,000 less the Maximum
      NEPCO L/C Amount at such time (but in no event shall this amount be reduced to less than $5,000,000) at any time, provided that of the
      Indebtedness permitted by this clause (i) no more than (x) $5,000,000 shall constitute Indebtedness of Foreign Subsidiaries and (y)
      $10,000,000 shall constitute Indebtedness in respect of letters of credit.

            8.05 Capital Expenditures. (a) The Company will not, and will not permit any of its Subsidiaries to, incur Consolidated Capital Expenditures, provided that the Company and any Subsidiary Guarantor may make Consolidated Capital Expenditures (x) during the period from the Effective Date through March 31, 1998 (taken as one accounting period) in an aggregate amount not in excess of $22,000,000, (y) during the fiscal year of the Company ended March 31, 1999, $22,000,000 and (z) during each successive fiscal year of the Company, in an aggregate amount not in excess of $18,000,000.

            (b) In the event that the maximum amount which is permitted to be expended in respect of Consolidated Capital Expenditures during any fiscal year pursuant to Section 8.05(a) (without giving effect to this clause (b)) is not fully expended during such fiscal year, the maximum amount which may be expended during the immediately succeeding fiscal year pursuant to Section 8.05(a) shall be increased by such unutilized amount provided that such increase shall not exceed $7,500,000 in any fiscal year.

            8.06 Investments and Loans. The Company will not, and will not permit any Subsidiary to, make or permit to exist any Investment or acquire or establish any Subsidiary, except for Permitted Investments or as permitted by the next sentence. The Company and/or any Subsidiary Guarantor may acquire 100% of the Capital Stock of any other Person pursuant to a Permitted Acquisition if the following conditions are satisfied: (i) an Event of Default has not occurred and is continuing under this Agreement and will not occur as a result of, in connection with or after giving effect to such acquisition; (ii) the Person being acquired engages exclusively in the business permitted to be engaged in by the Company and its Subsidiaries pursuant to Section 8.01; (iii) such Person shall become a Subsidiary Guarantor upon such Investment and shall execute and deliver a counterpart of the Pledge Agreement and the Security Agreement (and take all steps required by the Administrative Agent to perfect the Liens of the Collateral Agent on the Collateral subject thereto) and shall take all actions required by Section 7.10(b) and (c).

            8.07 Subsidiaries; etc. The Company will not, and will not permit any Subsidiary to, (x) sell, assign or otherwise encumber or dispose of any shares of a Subsidiary's capital stock or other securities (or warrants, rights or options to acquire shares or other equity securities) except to the Company or its direct parent company to the extent a Wholly-Owned Subsidiary of the Company (to the extent otherwise permitted hereunder) and except for dispositions permitted by Section 8.02 and (y) after the Effective Date, create or permit to be created any new Subsidiary except to the extent created in compliance with the second sentence of Section 8.06.

                                     -108-                                -50-
            8.08  Certain Actions.  The Company will not, and will not permit any of its Subsidiaries to:

            (a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of any Existing Indebtedness except as contemplated by Section 5.01(r), 5.02(f) and 6.05(b);

            (b) amend or modify, or permit the amendment or modification of, any provisions of the Third Amended Plan that is not acceptable to the Plan Majority Banks or consent to any other plan of reorganization for the Brass Proceedings that is not acceptable to the Plan Majority Banks; and/or

            (c) amend, modify or change in any manner adverse to the interests of the Banks the Certificate of Incorporation (including, without limitation, by the filing of any certificate of designation) or By-Laws of the Company, or the Acquisition Documents, NEPCO Reimbursement Agreement or NEPCO Guaranty or consent to any amendment, modification or change in any manner adverse to the interests of the Banks to the NEPCO L/C or enter into any new agreement in any manner adverse to the interests of the Banks with respect to the capital stock of the Company.

            8.09 Dividends; etc. (a) The Company will not redeem, retire, purchase or otherwise acquire, directly or indirectly, any Capital Stock of the Company or other evidence of ownership interest, or declare or pay dividends upon any Capital Stock of the Company or make any distribution of the Company's property or assets (any of the foregoing, a "Dividend"), provided that this Section 8.09 will not prohibit, so long as at the time of the declaration, announcement or execution thereof no Event of Default shall have occurred and is continuing or would occur as a consequence thereof, the payment of Dividends not in excess of $6,000,000 per year.

            (b) The Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Company or any Subsidiary, (b) make loans or advances to the Company or any Subsidiary or (c) transfer any of its properties or assets to the Company or any Subsidiary or (B) the ability of the Company or any other Subsidiary to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than prohibitions or restrictions existing under or by reason of: (i) this Agreement and the other Credit Documents; (ii) applicable law; (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices; (iv) any restriction or encumbrance with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted

                                     -109-                                -51-
under this Agreement; (v) until refinanced in full and terminated, the
Existing Company Credit Agreement and the Existing Eljer Credit Facilities;
(vi) until the Plan Confirmation Date, the Brass DIP Debt; (vii) Liens
permitted under Section 8.03 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the assets subject to such Liens; and (viii) Permitted Restrictions.

            8.10 Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, sell, lease, license, transfer, exchange, or otherwise dispose of any of its properties, assets or services to, or purchase, lease, or license the use of any property, assets or services from, or transfer funds to, or enter into any contract, agreement, understanding, loan, advance or guarantee with, to or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction," whether constituting one transaction or a series of related transactions), unless such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated person. The foregoing limitation does not limit, and shall not apply to, (i) the payment of reasonable annual compensation to directors or executive officers of the Company or any Subsidiary thereof, and (ii) intercompany transactions not prohibited by this Agreement.

            8.11 Fixed Charge Coverage Ratio. The Company will not permit the ratio of (i) Adjusted Consolidated EBITDA of the Company to (ii) Consolidated Fixed Charges of the Company for any 12 month period (taken as one accounting period) ending on a Measurement Date occurring in a period set forth below to be less than the ratio set forth opposite such period:

                        Period                         Ratio
         Effective Date to and including              1.05:1
            December 31, 1997

         January 1, 1998 to and including             1.15:1
            December 31, 1998

         January 1, 1999 to and including             1.35:1
            December 31, 1999

         January 1, 2000 and thereafter               1.40:1

            8.12 Minimum Net Worth. The Company will not permit Consolidated Net Worth on a Measurement Date to be less than (a) $200 million plus (c) 75% times Cumulative Net Income as of such Measurement Date.

            8.13 Capitalization Ratio. The Company will not permit the Capitalization Ratio as of any Measurement Date occurring in a period set forth below to be more than the ratio set forth opposite such period:




                                     -110-                                -52-
                        Period                         Ratio
         Effective Date to and including              0.55:1
            December 31, 1997

         January 1, 1998 to and including             0.51:1
            December 31, 1998

         January 1, 1999 to and including             0.47:1
            December 31, 1999

         January 1, 2000 to and including             0.43:1
            December 31, 2000

         January 1, 2001 and thereafter               0.40:1

            8.14 Interest Expense Ratio. The Company will not permit the ratio of (i) Adjusted Consolidated EBITDA of the Company to (ii) Consolidated Interest Expense for any 12 month period (taken as one accounting period) ending on a Measurement Date occurring in a period set forth below to be less than the ratio set forth opposite such period:

                        Period                         Ratio
         Effective Date to and including              3.50:1
            December 31, 1997

         January 1, 1998 to and including             4.25:1
            December 31, 1998

         January 1, 1999 to and including             5.50:1
            December 31, 1999

         January 1, 2000 and thereafter               6.00:1

            SECTION 9. Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default"):

            9.01 Payments. The Company shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

            9.02 Representations; etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

            9.03 Covenants. The Company shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.10, 7.11, 7.12, 7.13 and 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than

                                     -111-                                -53-
those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03)
contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the
Administrative Agent or the Required Banks; or

            9.04 Default Under Other Agreements. (a) The Company or any of its Subsidiaries (other than Brass prior to the Plan Confirmation Date) shall
(i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, applicable thereto or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or (b) any such Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not constitute an Event of Default pursuant to this Section 9.04 unless the principal amount of such Indebtedness exceeds $1,000,000 individually or in the aggregate at any one time; or

            9.05 Bankruptcy; etc. The Company or any of its Subsidiaries (other than Brass prior to the Plan Confirmation Date) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Company or any such Subsidiary and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company or any such Subsidiary; or the Company or any such Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any such Subsidiary; or there is commenced against the Company or any such Subsidiary any such proceeding which remains undismissed for a period of 60 days; or the Company or any such Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any such Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Company or any such Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Company or any such Subsidiary for the purpose of effecting any of the foregoing; or

            9.06 ERISA. (a) A singleemployer plan (as defined in Section 4001 of ERISA) established by the Company, any of its Subsidiaries or any ERISA Affiliate shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of

                                     -112-                                -54-
the Code or shall provide security to induce the issuance of such waiver or extension, (b) any Plan is or shall have been or is likely to be terminated or the subject of termination proceedings under ERISA by PBGC or an event has occurred entitling the PBGC to terminate a Plan under Section 4042(a) of
ERISA, (c) any Plan shall have an Unfunded Current Liability in excess of
$500,000 or (d) the Company or a Subsidiary or any ERISA Affiliate has
incurred or is likely to incur a material liability to or on account of a termination of or a withdrawal from a Plan under Section 515, 4062, 4063,
4064, 4201 or 4204 of ERISA; and there shall result from any such event or events described in the preceding clauses of this Section 9.06 the imposition of a Lien upon the assets of the Company or any Subsidiary, the granting of a security interest, or a liability or a material risk of incurring a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under
Section 4971 of the Code, in each case which would have, in the opinion of the
Required Banks a Material Adverse Effect; or

            9.07 Credit Documents. Any Security Document or Guaranty (once executed) shall cease to be in full force and effect (except as provided therein) or any Security Document shall cease to give the Collateral Agent any Lien encumbering assets with an aggregate fair market value in excess of $1,000,000 (and, if encumbering assets with a fair market value of less than $1,000,000, for a period greater than thirty or more days), or any material rights, powers and privileges purported to be created thereby in favor of the Collateral Agent or any Credit Party shall default in any material respect in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document or Guaranty or shall disaffirm or seek to disaffirm any Guaranty; or

            9.08 Judgments. One or more judgments or decrees shall be entered against the Company and/or any of its Subsidiaries involving a liability of $1,000,000 or more or in the aggregate (not paid or to the extent not covered by insurance) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

            9.09 Merger Date. The Merger Date shall not have occurred within 180 days following the Initial Borrowing Date;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Banks, by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of any Agent or any Bank to enforce its claims against any Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to a Bor-rower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing

                                     -113-                                -55-
hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Company to pay
(and the Company agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to the Company, it will pay) to the Collateral Agent at the Payment Office such amount of cash, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit and all Acceptances then outstanding; (v) enforce, as Collateral Agent (or direct the Collateral Agent to enforce) all of the Liens and security interests created pursuant to the
Security Documents; and (vi) apply any cash collateral held for the benefit of the Banks pursuant to Section 4.02 to repay outstanding Obligations.

            SECTION 10. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

            "Acceptance" shall mean an acceptance or deferred payment obligation demanded by a beneficiary under a Trade Letter of Credit to the extent the terms thereof provide for such Acceptance, which Acceptance shall be in the form provided for in such Letter of Credit or otherwise acceptable to the Letter of Credit Issuer.

            "Acquisition" shall mean (x) the purchase by the Company or Acq. Sub for cash of outstanding shares of Eljer (for a price per share not to exceed the Maximum Price per share) pursuant to the Offer to Purchase and (y) the Merger.

            "Acquisition Documents" shall mean the Merger Agreement and all other Tender Offer Documents.

            "Acq. Sub." shall mean Zurn Acquisition Co., Inc., a Delaware corporation and Wholly-Owned Subsidiary of the Company.

            "Additional Subsidiary Guarantor" shall mean (i) Eljer and (ii) each Subsidiary (other than a Foreign Subsidiary, a De Minimis Subsidiary and Brass) of Eljer on the Merger Date.

            "Additional Tender Offer Documents" shall mean all amendments and exhibits to, and documents related to, the Tender Offer Documents filed with the SEC under the Exchange Act, or distributed to the stockholders of Eljer, in each case to the extent delivered to the Banks after the Effective Date and shall include any Merger Documents first delivered to the Banks after such date.

            "Adjusted Cash Flow" for any fiscal year shall mean Consolidated Net Income of the Company for such fiscal year (after provision for taxes) plus the amount of all net non-cash charges (including, without limitation, depreciation, deferred tax expense, non-cash interest expense, amortization and other non-cash charges) that were deducted in arriving at such

                                     -114-                                -56-
Consolidated Net Income for such fiscal year, minus the amount of all non-cash gains and gains from sales of assets (other than sales of inventory and equipment in the normal course of business) that were added in arriving at such Consolidated Net Income for such fiscal year.

            "Adjusted Consolidated EBITDA" for any period ending on or prior to the first anniversary of the Initial Borrowing Date, shall mean Consolidated EBITDA for such period adjusted as provided in Annex XIII hereto.

            "Administrative Agent" shall mean BTCo acting as Administrative Agent for the Banks hereunder and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

            "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

            "Affiliate Transaction" shall have the meaning provided in Section 8.10.

            "Agents" shall mean and include the Administrative Agent and the Documentation Agent.

            "Agreement" shall mean this Credit Agreement, as the same may be from time to time further modified, amended and/or supplemented.

            "Alternate Currency" shall mean and include Canadian Dollars, Australian Dollars, New Zealand Dollars, French Francs, Deutsche Marks, Spanish Pesetas, Japanese Yen, Pounds Sterling and any other freely convertible currencies that may be acceptable to the Letter of Credit Issuer and the Required Banks.

            "Applicable Base Rate Margin" shall mean (x) at any time prior to the Plan Confirmation Date, 1.50%, or in the event that at the Relevant Determination Date the Leverage Ratio is less than 4.0, 1.00%, and (y) at any time on and after the Plan Confirmation Date, as specified in clause (i),
(ii), (iii), (iv) or (v) below so long as the ratio set forth in such clause has been satisfied as at the Relevant Determination Date:

           (i) 1.50% in the event that at the Relevant Determination Date the Leverage Ratio is equal to or greater than 4.0 to 1;

          (ii) 1.50% in the event that at the Relevant Determination Date the Leverage Ratio is equal to or greater than 3.5 to 1 but less than
      4.0 to 1;


                                     -115-                                -57-
         (iii)    .50% in the event that as at the Relevant Determination Date the Leverage Ratio is equal to or greater than 3.0 to 1 but less than
      3.5 to 1;

          (iv) .25% in the event that as at the Relevant Determination Date the Leverage Ratio is equal to or greater than 2.5 to 1 but less than
      3.0 to 1; or.

           (v) 0% in the event that as of the Relevant Determination Date, the Leverage Ratio is less than 2.5 to 1.

The Leverage Ratio shall be determined for the last day of a fiscal quarter or year by delivery of an officer's certificate of the Company to the Banks pur-suant to Section 7.01(d), which certificate shall set forth the calculation of the Leverage Ratio. The Applicable Base Rate Margin so determined shall apply, except as set forth below, from the Business Day after the date on which such officer's certificate is delivered to the Administrative Agent to the Business Day after the date on which the next certificate is delivered to the Administrative Agent pursuant to Section 7.01(d). Notwithstanding anything to the contrary contained above, the Applicable Base Rate Margin shall be 1.00% (x) if no officer's certificate has been delivered to the Banks pursuant to Section 7.01(d) which sets forth the Leverage Ratio for the Relevant Determination Date or the financial statements upon which any such calculations are based have not been delivered, in each case by the 45th day following the end of any of the first three fiscal quarters of the Company or the 90th day following the end of a fiscal year of the Company, as the case may be, until such a certificate and/or financial statements are delivered and
(y) at all times when there shall exist a violation of Section 9.01 or an Event of Default.

            "Applicable CC Percentage" shall mean (x) at any time (I) that the Plan Confirmation Date has occurred and (II) the Applicable Eurodollar Margin is 1.50% or less, .25% and (y) at any other time, .375%.

            "Applicable Eurodollar Margin" shall mean (x) at any time prior to the Plan Confirmation Date, 2.50%, or in the event that at the Relevant Determination Date the Leverage Ratio is less than 4.0 to 1, 2.00% and (y) at any time on and after the Plan Confirmation Date, as specified in clause (i),
(ii), (iii), (iv) or (v) below so long as the ratio set forth in such clause has been satisfied as at the Relevant Determination Date:

           (i) 2.50% in the event that at the Relevant Determination Date the Leverage Ratio is equal to or greater than 4.0 to 1;

          (ii) 1.50% in the event that as at the Relevant Determination Date the Leverage Ratio is equal to or greater than 3.0 to 1 but less than 4.0 to 1;

         (iii) 1.25% in the event that as of the Relevant Determination Date the Leverage Ratio is equal to or greater than 2.5 to 1 but less than 3.0 to 1;


                                     -116-                                -58-
          (iv)    1.00% in the event that as at the Relevant Determination
      Date the Leverage Ratio is equal to or greater than 2.0 to 1 but less than 2.5 to 1; or

           (v) .75% in the event that as at the Relevant Determination Date the Leverage Ratio is less than 2.0 to 1.

The Leverage Ratio shall be determined for the last day of a fiscal quarter or year by delivery of an officer's certificate of the Company to the Banks pur-suant to Section 7.01(d), which certificate shall set forth the calculation of the Leverage Ratio. The Applicable Eurodollar Margin so determined shall apply, except as set forth below, from the Business Day after the date on which such officer's certificate is delivered to the Administrative Agent to the Business Day after the date on which the next certificate is delivered to the Administrative Agent pursuant to Section 7.01(d). Notwithstanding anything to the contrary contained above, the Applicable Eurodollar Margin shall be 2.00% (x) if no officer's certificate has been delivered to the Banks pursuant to Section 7.01(d) which sets forth the Leverage Ratio for the Relevant Determination Date or the financial statements upon which any such calculations are based have not been delivered, in each case by the 45th day following the end of any of the first three fiscal quarters of the Company or the 90th day following the end of a fiscal year of the Company, as the case may be, until such a certificate and/or financial statements are delivered and
(y) at all times when there shall exist a violation of Section 9.01 or an Event of Default.

            "Approved Currency" shall mean and include U.S. dollars and each Alternate Currency.

            "Asset Sale" shall mean and include (x) the sale, transfer or other disposition by the Company or any Subsidiary to any Person other than the Company or any Subsidiary of any asset of the Company or such Subsidiary (other than sales, transfers or other dispositions in the ordinary course of business of inventory and/or obsolete or excess equipment and other than sales in which the Net Cash Proceeds are $100,000 or less) and/or (y) the receipt by the Company or any Subsidiary of any insurance, condemnation or similar pro-ceeds in connection with a casualty or taking of any of its assets in excess of the costs incurred by the Company and its Subsidiaries in respect of such event and of repairing or replacing the assets so damaged, destroyed or taken excluding, however, all proceeds of insurance related to Brass as contemplated by the Third Amended Plan as payable to other parties.

            "Assignment Agreement" shall mean an Assignment Agreement substantially in the form of Exhibit L hereto (appropriately completed).

            "A Term Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Annex I hereto directly below the column entitled "A Term Commitment," as the same may be reduced from time to time pursuant to Section 3.02, 3.03 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 12.04.


                                     -117-                                -59-
            "A Term Commitment Commission" shall have the meaning provided in
Section 3.01(a).

            "A Term Facility" shall mean the Facility evidenced by the Total A Term Commitment.

            "A Term Loan" shall have the meaning provided in Section 1.01(a).

            "A Term Note" shall have the meaning provided in Section 1.05(a).

            "A Term Termination Date" shall mean the earliest of (x) the Merger Date, (ii) the date 180 days after the Initial Borrowing Date and (iii) the date on which the Total A Term Commitment is terminated.

            "Authorized Officer" shall mean any senior officer of a Borrower designated as such in writing to the Administrative Agent by such Borrower in each case to the extent acceptable to the Administrative Agent.

            "Bank" shall have the meaning provided in the first paragraph of this Agreement.

            "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any incurrence of Loans or to fund its portion of any unreimbursed payments under Section 2.05(c) or
(ii) a Bank having notified the Administrative Agent and/or any Borrower that it does not intend to comply with the obligations under Section 1.01 or under
Section 2.05(c), in the case of either (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Bank at the direction or request of any regulatory agency or authority.

            "Bank Register" shall have the meaning provided in Section 12.16.

            "Bankruptcy Code" shall have the meaning provided in Section 9.05.

            "Base Rate" at any time shall mean the higher of (i) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (ii) the Prime Lending Rate.

            "Base Rate Loan" shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

            "Borrower" shall mean and include (x) with respect to the A Term Facility and the Revolving Facility, the Company and (y) with respect to the B Term Facility, EMI.

            "Borrowing" shall mean the incurrence of one Type of Loan pursuant to a single Facility by a Borrower from all of the Banks having Commitments with respect to such Facility on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

                                     -118-                                -60-
            "Brass" shall mean United States Brass Corporation, a Delaware corporation and a Wholly-Owned Subsidiary of EMI.

            "Brass DIP Debt" shall mean the Indebtedness owing by Brass to Congress Financial Corporation (Southwest) pursuant to the debtor in possession financing as in effect on the Effective Date and as the same (x) may be extended and/or (y) may, with the agreement of the Required Banks, be amended from time to time.

            "Brass Proceeding" shall mean the Chapter 11 case in respect of Brass in the United States Bankruptcy Court, Eastern District of Texas, Case No. 94-408235.

            "Brass Trust" shall mean the Brass Trust referred to in the Third Amended Plan.

            "BTCo" shall mean Bankers Trust Company.

            "B Term Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Annex I hereto directly below the column entitled "B Term Commitment," as the same may be reduced from time to time pursuant to Section 3.02, 3.03 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 12.04.

            "B Term Commitment Commission" shall have the meaning provided in
Section 3.01(b).

            "B Term Facility" shall mean the Facility evidenced by the Total B Term Commitment.

            "B Term Loan" shall have the meaning provided in Section 1.01(b).

            "B Term Note" shall have the meaning provided in Section 1.05(a).

            "B Term Termination Date" shall mean the earliest of (x) the Plan Confirmation Date, (ii) December 31, 1997 and (iii) the date on which the Total B Term Commitment is terminated.

            "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

            "Capital Lease" as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.
                                     -119-                                -61-
            "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, whether or not voting, including but not limited to common stock, preferred stock, convertible debentures, warrants, options or similar rights to acquire such capital stock, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

            "Capitalization Ratio" shall mean, at any Measurement Date, the ratio of (x) the Consolidated Debt of the Company on such date to (y) the sum of (i) such Consolidated Debt plus (ii) Consolidated Net Worth on such date.

            "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Company or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

            "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of
(x) any Bank or (y) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor's Corporation ("S&P") is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Bank or Approved Bank or by the parent company of any Bank or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (any such company, an "Approved Company"), or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six months after the date of acquisition and (v) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (i) through (iv) above.

            "Cash Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest (or imputed interest in accordance with GAAP if no interest is stated), but only as and when so received) and/or insurance or condemnation proceeds received by the Company and/or any Subsidiary from such Asset Sale.



                                     -120-                                -62-
            "CERCLA" shall mean the Comprehensive Environmental Response,
Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601 et seq.

            "Change of Control" shall mean an occurrence whereby (i) any "person" (as such term is used in sections 13(d) and 14(d) of the Exchange
Act) other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Stock, becomes the "beneficial owner" (as defined in rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (i),
(iii) or (iv) of this paragraph) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority thereof,(iii) the shareholders of the Company approve (A) a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as herein above defined) acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities, (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all of substantially all of the Company's assets or (v) any "Change of Control" or similar term as defined in any other agreement evidencing or governing Indebtedness of the Company or any Subsidiary.

            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

            "Collateral" shall mean all of the Collateral as defined in each of the Security Documents.

            "Collateral Agent" shall mean the Administrative Agent acting as collateral agent for the Banks.


                                     -121-                                -63-
            "Commitment" shall mean, with respect to each Bank, such Bank's A
Term Commitment, B Term Commitment and Revolving Commitment, if any.

            "Commitment Commission" shall mean and include A Term Commitment Commission, B Term Commitment Commission and RF Commitment Commission.

            "Common Stock" shall mean the common stock of the Company.

            "Company" shall mean Zurn Industries, Inc., a Pennsylvania corporation.

            "Company Guaranty" shall have the meaning provided in Section
5.02(c).

            "Consolidated Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases but excluding any amount representing capitalized interest) by the Company and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Company and its Subsidiaries.

            "Consolidated Cash Interest Expense" of any Person shall mean, for any period, Consolidated Interest Expense of such Person, but excluding, however, interest expense not payable in cash and amortization of discount and deferred issuance and financing costs.

            "Consolidated Current Assets" shall mean, as to any Person at any time, the current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

            "Consolidated Current Liabilities" shall mean, as to any Person at any time, the current liabilities of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP, but excluding all short-term Indebtedness and the current portion of any long-term Indebtedness of such Person or its Subsidiaries, in each case to the extent otherwise included therein.

            "Consolidated Debt" of any Person shall mean, as of any date of determination, the sum, without duplication, of (1) the aggregate stated balance sheet amount of all Indebtedness of such Person and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, (ii) the Stated Amount of all letters of credit (other than the NEPCO L/C) under which such Person and/or any of its Subsidiaries are account parties, (iii) the aggregate balance sheet indebtedness of any other Person which has been guaranteed directly or indirectly by such first Person, (iv) in the case of the Company and its Subsidiaries for so long as the NEPCO Guaranty remains in effect, the Maximum NEPCO L/C Amount and (v) prior to the Plan Confirmation Date, for the purposes of calculation of the Leverage Ratio only, $60,000,000.


                                     -122-                                -64-
            "Consolidated EBIT" of any Person shall mean, for any period,
Consolidated Net Income plus (A) the sum of the amounts for such period included in determining such Consolidated Net Income of (i) provisions for taxes based on income, (ii) Consolidated Interest Expense and (iii) losses on sales of assets (excluding sales in the ordinary course of business), other extraordinary losses and losses attributable to discontinued operations of an entire business segment (other than operating losses of such discontinued
operations) less (B) the sum of the amounts for such period included in determining such Consolidated Net Income of gains on sales of assets
(excluding sales in the ordinary course of business), other extraordinary gains and gains attributable to discontinued operations of an entire business segment and less (C) operating losses attributable to discontinued operations for such period not otherwise included in determining such Consolidated Net
Income, all as determined on a consolidated basis for such Person and its
Subsidiaries in accordance with GAAP.

            "Consolidated EBITDA" of any Person shall mean, for any period, the sum of the amounts for such period for such Person of (i) Consolidated EBIT, (ii) depreciation expense and (iii) amortization expense, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

            "Consolidated Fixed Charges" of any Person shall mean, for any period, the sum, without duplication, for such Person of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) Dividends paid by the Company, (iii) Consolidated Capital Expenditures paid in cash and (iv) scheduled payments on all Indebtedness (including, without limitation, any payments of principal on the Brass DIP Debt) of the Company and its Subsidiaries, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

            "Consolidated Interest Expense" of any Person shall mean, for any period, total interest expense (including that attributable to Capital Leases in accordance with GAAP) of such Person and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of (and, to the extent such interest is payable in cash, with respect to all deferred compensation payable
by) such Person and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements.

            "Consolidated Net Income" of any Person (a "Designated Person") shall mean for any period, the net income (or loss) of such Designated Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person (other than Subsidiaries of the Designated Person) in which any other Person (other than the Designated Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Designated Person or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Designated Person or is merged into or

                                     -123-                                -65-
consolidated with the Designated Person or any of its Subsidiaries or that
Person's assets are acquired by the Designated Person or any of its Subsidi-
aries, (iii) the income of any Subsidiary of the Designated Person to the extent that the declaration or payment of dividends or similar distributions by that Person of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person, (iv)
Transaction Expenses, and (v) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to employees, including officers, of the Designated Person or any Subsidiary, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by the Designated Person or any Affiliate of the Designated
Person and compensation expense resulting from the repurchase of any such capital stock, options and rights.

            "Consolidated Net Worth" shall mean at any time for the determination thereof (i) all amounts which, in conformity with GAAP, would be included under the caption "total shareholders' equity" (or any like caption) on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at such date plus (ii) to the extent not included in clause
(i), the stated balance sheet value of all preferred stock of the Company subject to mandatory redemption provided that none of such preferred stock shall be subject to any mandatory redemption on or prior to the Maturity Date.

            "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, provided however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

            "Consolidated Subsidiary" shall mean, at any time, each Subsidiary of the Company whose accounts are consolidated with those of the Company in accordance with GAAP.


                                     -124-                                -66-
            "Contribution" shall mean the payment made to the Brass Trust on or after the Plan Confirmation Date by EMI on behalf of itself and Eljer pursuant to the Third Amended Plan, including in any event a payment of
$30,045,000 in lieu of the contribution of 17.5% of the shares of Eljer common stock as provided for in the Third Amended Plan.

            "Credit Documents" shall mean this Agreement, the Notes, the Security Documents, any documents executed in connection therewith and the Guaranties.

            "Credit Event" shall mean the making of a Loan or the issuance of a Letter of Credit.

            "Credit Party" shall mean each Borrower and each Guarantor.

            "Cumulative Net Income" shall mean, as of any Measurement Date, the sum of the Consolidated Net Income, if positive, for each fiscal quarter of the Company commencing on or after the Effective Date and ending on or prior to such Measurement Date.

            "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

            "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

            "De Minimis Subsidiary" shall mean each Domestic Subsidiary existing on the Initial Borrowing Date to the extent that (i) it holds no capital stock of any other Subsidiary that is not a De Minimis Subsidiary,
(ii) the fair market value of all assets held by such Subsidiary is less than $100,000 and (iii) the net income for such Subsidiary for the last 12 months then ended is less than $100,000.

            "Dividends" shall have the meaning provided in Section 8.09.

            "Documentation Agent" shall mean NationsBank, N.A., acting as Documentation Agent for the Banks hereunder.

            "Dollar Equivalent" shall mean, at any time for the determination thereof, the amount of U.S. dollars necessary to purchase the amount of the relevant Alternate Currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent on the date two Business Days prior to the date of any determination thereof for purchase on such date, provided that (i) the Dollar Equivalent of any Unpaid Drawing in respect of any Letter of Credit or Acceptance denominated in an Alternate Currency shall be determined at the time the drawing under such Letter of Credit was paid or disbursed by the Letter of Credit Issuer or at the maturity date of such Acceptance, as the case may be, (ii) for purposes of Sections 1.01(c), 2.01(b) and 4.02(A)(a), the Dollar Equivalent of the Stated Amount of any Letter of Credit or Acceptance denominated in an Alternate Currency shall be calculated
(x) on the date of the issuance of the respective Letter of Credit or Acceptance, as the case may be, (y) on the first Business Day of each calendar

                                     -125-                                -67-
month thereafter and (z) on such other day as the Administrative Agent may, in its sole discretion, consider appropriate and (iii) for purposes of Sections
3.01(d) and (e), the Dollar Equivalent  of the Stated Amount of any Letter of
Credit or Acceptance denominated in an Alternate Currency shall be calculated on the first day of each calendar month in the quarterly period in which the respective payment is due pursuant to said Sections.

            "Domestic Subsidiary" shall mean a Subsidiary of the Company that is organized under the laws of the United States or any state thereof.

            "Effective Date" shall have the meaning provided in Section 12.10.

            "Eljer" shall mean Eljer Industries, Inc., a Delaware corporation.

            "Eljer Group" shall mean Eljer and its Subsidiaries.

            "EMI" shall mean Eljer Manufacturing, Inc., a Delaware corporation.

            "Enron" shall mean Enron Corp., a Delaware corporation.

            "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Company or any of its Subsidiaries solely in the ordinary course of such Person's business and not in response to any third party action or investigative request of any kind) or proceedings relating to any Environmental Law or any permit issued, or any written approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

            "Environmental Law" means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guide, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C.
Sec. 7401 et seq.; the Clean Air Act, 42 U.S.C. Sec. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sec. 3808 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Sec. 2701 et seq. and any applicable state, local or foreign counterparts or equivalents.




                                     -126-                                -68-
            "ERISA" shall mean the Employee Retirement Income Security Act of
1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the Initial Borrowing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

            "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company or a Subsidiary would be deemed to be a "single employer" within the meaning of Sections 414(b), (c), (m) and
(o) of the Code.

            "Eurodollar Loans" shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

            "Eurodollar Rate" shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the offered quotation to first-class banks in the interbank Eurodollar market by the Administrative Agent for dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan of the Administrative Agent for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

            "Event of Default" shall have the meaning provided in Section 9.

            "Excess Cash Flow" shall mean, for any fiscal year, the remainder of (i) the sum of (x) Adjusted Cash Flow for such fiscal year and (y) the Working Capital Decrease for such fiscal year, plus (ii) to the extent not included in (i) above, any amounts received by the Company and its Subsidiaries in settlement of, or in payment of any judgments resulting from, actions, suits or proceedings with respect to the Company and/or its Subsidiaries from the first day to the last day of such fiscal year, plus
(iii) to the extent not included in (i) above, any amounts received during such fiscal year by the Company and/or its Subsidiaries in connection with the repayment or redemption of any long-term promissory notes and/or preferred stock of other Persons held by them, minus (iv) the sum of (w) the amount of Dividends paid during such fiscal year, (x) the amount of Consolidated Capital Expenditures (except to the extent financed through the incurrence of Indebtedness other than Revolving Loans) made during such fiscal year, (y) the increase, if any, in Working Capital from the first day to the last day of such fiscal year and (z) any repayments or prepayments of the principal amount of Term Loans pursuant to Section 4.01 or 4.02(A)(b), all scheduled payments of Existing Indebtedness and of any promissory note issued by Eljer or its Subsidiaries to the Brass Trust pursuant to the Third Amended Plan and all


                                     -127-                                -69-
scheduled payments of other long term obligations not otherwise deducted in determining Excess Cash Flow, in each case during such fiscal year.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Existing Acceptances" shall mean each acceptance or term draft created prior to the Effective Date by BTCo that is to be continued as an Acceptance under this Agreement and is listed on Annex XI hereto.

            "Existing Company Credit Agreement" shall mean the Credit Agreement, dated as of June 15, 1995, among the Company, the financial insti-tutions from time to time party thereto and BTCo, as agent.

            "Existing Eljer Credit Facilities" shall mean, collectively, (i) the Amended and Restated Credit Agreement dated as of December 11, 1992 among EMI, Eljer and the financial institutions party thereto and (ii) the Loan and Security Agreement dated as of October 17, 1994 between EMI and Congress Financial Corporation (Southwest).

            "Existing Indebtedness" shall have the meaning provided in Section 6.20.

            "Existing Letters of Credit" shall mean each letter of credit issued under the Existing Company Credit Agreement that is to be continued as a Letter of Credit under this Agreement and is listed on Annex XI hereto.

            "Expiration Date" shall mean January 31, 1997.

            "Facility" shall mean any of the credit facilities established under this Agreement, i.e., the A Term Facility, the B Term Facility and the Revolving Facility.

            "Facing Fee" shall have the meaning provided in Section 3.01(e).

            "Federal Funds Effective Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

            "Fees" shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

            "Foreign Subsidiary" shall mean any Subsidiary other than a Domestic Subsidiary.


                                     -128-                                -70-
            "GAAP" shall mean generally accepted accounting principles in the
United States of America as in effect on the date of this Agreement; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject to Section
12.07(a).

            "Guarantor" shall mean and include each Subsidiary Guarantor and, in respect of the B Term Facility, the Company.

            "Guaranties" shall mean and include the Company Guaranty and the Subsidiary Guaranty.

            "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contained, electric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Law.

            "Indebtedness" of any Person shall mean without duplication (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts and acceptances drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all net obligations of such Person under Interest Rate Agreements and (viii) all Contingent Obligations of such Person, (other than Contingent Obligations arising from the guaranty by such Person of the obligations of the Company and/or its Subsidiaries to the extent such guaranteed obligations do not constitute Indebtedness and are otherwise permitted hereunder) provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

            "Initial Borrowing Date" shall mean the date, on or after the Tender Offer Closing Date, upon which the initial Borrowing of A Term Loans occurs.

            "Initial B Term Loan Date" shall mean the first date on which B Term Loans are made.

            "Initial Credit Party" shall mean and include the Company and each Initial Subsidiary Guarantor.



                                     -129-                                -71-
            "Initial Subsidiary Guarantor" shall mean each Subsidiary of the
Company existing on the Initial Borrowing Date other than (i) Eljer and its
Subsidiaries, (ii) each Foreign Subsidiary, (iii) each Subsidiary listed on
Annex XIV, (iv) each Subsidiary subject to a contractual prohibition on its entering into the Subsidiary Guaranty and (v) each De Minimis Subsidiary.

            "Interest Period" with respect to any Loan shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

            "Interest Rate Agreement" shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

            "Investment" shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates and Subsidiaries) in the forms of loans, guarantees, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

            "Judgment Currency" shall have the meaning provided in Section 12.17(a).

            "Judgment Currency Conversion Date" shall have the meaning provided in Section 12.17(a).

            "Leasehold" of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

            "L/C Fee" shall have the meaning provided in Section 3.01(d).

            "Letters of Credit" shall mean and include Standby Letters of Credit and Trade Letters of Credit.

            "Letter of Credit Issuer" shall mean BTCo.

            "Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit which have not been terminated and of all outstanding Acceptances which have not matured and (ii) the aggregate amount of all Unpaid Drawings.

            "Letter of Credit Request" shall have the meaning provided in
Section 2.03(a).





                                     -130-                                -72-
            "Leverage Ratio" shall mean, at any Relevant Determination Date, the ratio of (x) the Consolidated Debt of the Company on such date to (y) the
Adjusted Consolidated EBITDA of the Company for the 12 fiscal months (taken as one accounting period) ending on such date.

            "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

            "Loan" shall have the meaning provided in Section 1.01.

            "Margin Stock" shall have the meaning provided in Regulation U.

            "Material Adverse Effect" shall mean a material adverse effect on the business, property, assets, liabilities, operations, condition (financial or otherwise) or prospects of (I) for the purposes of Section 5.01, (x) the Company and its Subsidiaries (other than Eljer and its Subsidiaries) taken as a whole and/or (y) Eljer and its Subsidiaries (other than Brass) taken as a whole and (II) for the purposes of all other provisions, the Company and its Subsidiaries (other than, prior to the Plan Confirmation Date, Brass) taken as a whole.

            "Maturity Date" shall mean the date which is the sixth anniversary of the Initial Borrowing Date.

            "Maximum NEPCO L/C Amount" shall mean at any time the Stated Amount of the NEPCO L/C at such time.

            "Maximum Price Per Share" shall mean $24 or such higher amount agreed to by the Administrative Agent and the Required Banks.

            "Measurement Date" shall mean the last day of each fiscal quarter of the Company.

            "Merger" shall mean the merger of Acq. Sub with and into Eljer pursuant to the Merger Agreement.

            "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of December 14, 1996, between the Company, Acq. Sub and Eljer.

            "Merger Date" shall mean the date on which the Merger shall have been consummated.

            "Merger Documents" shall mean all agreements and instruments, including the Merger Agreement, the Certificate of Merger, all Proxy Materials and any other document or information sent by the Company, Acq. Sub or Eljer to Eljer shareholders or filed with the SEC under the Exchange Act in respect of the Merger, in the form delivered to the Administrative Agent pursuant to
Section 5.01(h) or 5.03(b), as the case may be, and as the same may be subsequently amended, modified or supplemented in accordance with the provisions thereof and hereof.

                                     -131-                                -73-
            "Minimum Borrowing Amount" shall mean (i) for Loans maintained as
Base Rate Loans, $5,000,000 and (ii) for Loans maintained as Eurodollar Loans,
$10,000,000.

            "Mortgage" shall have the meaning provided in Section 7.10(a).

            "Mortgage Policies" shall have the meaning provided in Section 7.10(a).

            "Mortgaged Properties" shall mean and include the Real Properties owned by the Company and/or a Subsidiary Guarantor to the extent designated as such on Annex VII.

            "NEPCO" shall mean National Energy Production Corporation, a Washington corporation.

            "NEPCO Companies" shall mean NEPCO and its Subsidiary, Pakistan Construction Services, Inc.

            "NEPCO Guaranty" shall mean the guaranty, dated as of February 24, 1997, by the Company of the NEPCO Companies' obligation under the NEPCO Reimbursement Agreement, which guaranty shall be in the form delivered to the Banks prior to the Effective Date referred to below or otherwise acceptable to the Administrative Agent.

            "NEPCO L/C" shall mean the letter of credit issued by Bank of America NA&NT for the account of Enron in support of certain obligations of the NEPCO Companies relating to a power plant project near Kabirwala, Pakistan, which letter of credit shall be in the form of Exhibit A to the NEPCO Reimbursement Agreement or otherwise acceptable to the Administrative Agent.

            "NEPCO Reimbursement Agreement" shall mean the agreement, dated as of February 24, 1997, among the NEPCO Companies and Enron pursuant to which the NEPCO Companies agree to reimburse Enron for all payments made by Enron to Bank of America NA&NT in respect of drawings under the NEPCO L/C, which agreement shall be in the form delivered to the Banks prior to the Effective Date referred to below or otherwise acceptable to the Administrative Agent.

            "Net Cash Proceeds" shall mean, with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of expenses (as estimated in good faith by the Company) of a sale or recovery (including payment of principal, premium and interest of Indebtedness secured by the assets which are the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale), and incremental taxes paid or payable as a result thereof.

            "New Mortgage" shall have the meaning provided in Section 7.10.

            "Non-Defaulting Bank" shall mean each Bank other than a Defaulting Bank.


                                     -132-                                -74-
            "Note" shall mean and include each A Term Note, each B Term Note and each Revolving Note.

            "Notice of Borrowing" shall have the meaning provided in Section
1.03.

            "Notice of Conversion" shall have the meaning provided in Section 1.06.

            "Notice Office" shall mean the office of the Administrative Agent at 130 Liberty Street, New York, New York 10006 or such other office as the Administrative Agent may designate to the Company from time to time.

            "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Agents, the Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

            "Offer to Purchase" shall mean the Offer to Purchase, dated December 20, 1996, issued in connection with the Acquisition, as amended, modified or supplemented.

            "Participant" shall have the meaning provided in Section 2.05(a).

            "Payment Office" shall mean the office of the Administrative Agent at 130 Liberty Street, New York, New York 10006 or such other office as the Agent may designate to the Company from time to time.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

            "Permitted Acquisitions" shall mean one or more acquisitions of assets, stock and/or businesses by the Company or any Subsidiary Guarantor provided that (i) after giving effect thereto, Section 8.01 is complied with,
(ii) the aggregate purchase price paid in connection with all such acquisitions shall not exceed $15,000,000, (iii) the aggregate purchase price for all such acquisitions shall be paid solely in Common Stock and (iv) at the time of the making of any such acquisition, the covenants contained in Sections 8.11 through 8.14 shall be complied with on a pro forma basis as if such acquisition was consummated on the first day of the 12 month period ending on the Measurement Date last to occur.

            "Permitted Encumbrances" shall mean, with respect to the Mortgaged Property, such exceptions to title as are set forth in the title insurance policy or title commitment delivered with respect thereto, all of which exceptions must be reasonably acceptable to the Administrative Agent.

            "Permitted Investments" shall mean (a) cash and Cash Equivalents,
(b) Investments outstanding on the Initial Borrowing Date in Subsidiary Guarantors and Investments thereafter made in existing Subsidiary Guarantors,
(c) Investments in the entities that are not Subsidiaries to the extent outstanding on the Effective Date and listed on Part A of Annex XII, without

                                     -133-                                -75-
giving effect to any increase thereto, (d) prior to the Initial B Term Loan
Date, Investments by the Company in Eljer effected pursuant to the Tender
Offer and Investments by a member of the Eljer Group in another member of the
Eljer Group, (e) Investments in all other Subsidiaries up to $1,000,000 in the aggregate, including Investments in a Person that becomes a Subsidiary of the
Company immediately after such Investment, provided (i) an Event of Default has not occurred and is continuing and will not occur as a result of, in connection with or after giving effect to such Investment and (ii) such
Person, at the time of such Investment or at the time such Person becomes a
Subsidiary, engages exclusively in the business permitted to be engaged in by the Company and its Subsidiaries pursuant to Section 8.01, (f) Investments made after the Effective Date to the extent permitted by Part B of Annex XII,
(g) loans and advances of money in the ordinary course of business and consistent with past practice to officers and employees of the Company or any of its Subsidiaries, (h) Investments in receivables owing to the Company and/or any Subsidiary, if created or acquired in the ordinary course of busi-
ness and payable or dischargeable in accordance with customary trade terms, and (i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and/or, to the extent permitted pursuant to the definition of Permitted Sales, in connection with the consummation of Permitted Sales.

            "Permitted Liens" shall mean Liens described in clauses (a), (b) and (d) of Section 8.03.

            "Permitted Restrictions" shall mean those restrictions (1) on Selkirk Manufacturing Ltd. contained in the Facility Agreement for Secured Credit Facilities for Selkirk Manufacturing Ltd. arranged by the Governor and Company of the Bank of Scotland (the "Selkirk UK Debt") and (2) on Selkirk Schornsteintechnik GMRM contained in each of the credit facilities between Selkirk Schornsteintechnik GMRM on the one hand and Commerzbank Gummersbach and Deutsche Bank AG, respectively, on the other hand (the "Selkirk Germany Debt"), in each case until such credit facility is refinanced.

            "Permitted Sales" shall mean the sale for fair market value (as determined by the Company) for cash and/or promissory notes of (i) the Real Property, divisions of the Company and/or Subsidiaries listed on Annex XIV and
(ii) other properties, assets, stock or businesses to the extent that the aggregate net proceeds from all such sales do not exceed (I) $1,000,000 for all such sales consummated during the period ending on March 31, 1998 and (II) $3,000,000 for all such sales consummated during any subsequent fiscal year, provided that (x) at least 50% of the net proceeds of any such sale shall consist of cash, (y) any promissory note received as consideration shall have a maturity no later than two years from the date of consummation of such sale and (z) the aggregate principal (or face amount) of all promissory notes received by the Company and its Subsidiaries (I) in connection with any such sale, shall not exceed $2,500,000 and (II) in connection with all Permitted Sales, shall not exceed $5,000,000.



                                     -134-                                -76-
            "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

            "Plan" shall mean any multi-employer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company, a Subsidiary or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Company, a Subsidiary, or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

            "Plan Confirmation Date" shall mean the date on which the Plan of Reorganization for Brass as set forth in the Third Amended Plan (or as otherwise acceptable to the Required Banks) becomes effective and is consummated.

            "Plan Majority Banks" shall mean the Required Banks, or, at any time that two or less Banks constitute the Required Banks, the Super Majority Banks.

            "Pledge Agreement" shall have the meaning provided in Section 5.01(l)(i).

            "Pledged Securities" shall mean all the Pledged Securities as defined in the relevant Pledge Agreement.

            "Prime Lending Rate" shall mean the rate which BTCo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

            "Proxy Materials" shall mean all proxy materials, if any, sent by Eljer or on behalf of the Company to the stockholders of Eljer in connection with the Merger.

            "RCRA" shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sec. 6901 et seq.

            "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

            "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

            "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

                                     -135-                                -77-
            "Relevant Determination Date" shall mean, at any time, the last day of the then most recently ended fiscal quarter or year of the Company with respect to which an officer's certificate has been, or is required to be, delivered to the Banks pursuant to Section 7.01(d).

            "Replaced Bank" shall have the meaning provided in Section 1.13.

            "Replacement Bank" shall have the meaning provided in Section
1.13.

            "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

            "Required Banks" shall mean Non-Defaulting Banks whose A Term Loans, A Term Commitments, B Term Loans, B Term Commitments and Revolving Commitments (or if terminated, as in effect immediately prior to such termination) constitute greater than 50% of the sum of the A Term Loans, A Term Commitments, B Term Loans, B Term Commitments and Revolving Commitments (or if terminated, as in effect immediately prior to such termination) of all Non-Defaulting Banks.

            "Revolving Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Annex I hereto directly below the column entitled "Revolving Commitment," as the same may be (x) reduced from time to time pursuant to Section 3.02, 3.03 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to
Section 12.04.

            "Revolving Facility" shall mean the Facility evidenced by the Total Revolving Commitments.

            "Revolving Loan" shall have the meaning provided in Section
1.01(c).

            "Revolving Note" has the meaning provided in Section 1.05(a).

            "RF Commitment Commission" shall have the meaning provided in
Section 3.01(c).

            "RF Percentage" shall mean at any time for each Bank with a Revolving Commitment the percentage obtained by dividing such Bank's Revolving Commitment by the Total Revolving Commitment, provided that if the Total Revolving Commitment has been terminated, the RF Percentage of each Bank shall be determined by dividing such Bank's Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination.

            "Scheduled Repayment" shall have the meaning provided in Section 4.02(A)(b).

            "SEC" shall have the meaning provided in Section 7.01(f).

                                     -136-                                -78-
            "SEC Regulation D" shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

            "Section 4.04 Certificate" shall have the meaning provided in
Section 4.04(b).

            "Secured Creditors" shall have the meaning provided in the Security Documents.

            "Security Agreement" shall have the meaning provided in Section 5.01(l)(ii).

            "Security Agreement Collateral" shall mean all "Collateral" as defined in the Security Agreement.

            "Security Documents" shall mean the Pledge Agreement, the Security Agreement, each Mortgage and, once executed, each New Mortgage.

            "Selkirk Germany Debt" and "Selkirk UK Debt" shall have the meaning provided in the definition of Permitted Restrictions.

            "Share Purchase Loans" shall mean the A Term Loans the proceeds of which are utilized on the date incurred to purchase Shares pursuant to the Offer to Purchase.

            "Shares" shall mean shares of common stock of Eljer.

            "Special Funding Procedures Letter" shall mean a letter agreement among the Company and each Bank, substantially in the form of Exhibit K hereto.

            "Standby Letter of Credit" shall have the meaning provided in
Section 2.01.

            "Stated Amount" shall mean (x) for each letter of credit, the maximum available to be drawn thereunder (regardless of whether any conditions for drawing could then be met) and (y) for each Acceptance, the face amount thereof provided that the Stated Amount for each letter of credit and Acceptance denominated in an Alternate Currency shall be the Dollar Equivalent of the foregoing for such letter of credit or Acceptance.

            "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the


                                     -137-                                -79-
time.  Unless otherwise expressly provided, all references herein to
"Subsidiary" shall mean a Subsidiary of the Company.

            "Subsidiary Guarantor" shall mean (i) each Initial Subsidiary Guarantor, (ii) on and after the Initial B Term Loan Date each Additional Subsidiary Guarantor, (iii) any other newly created entity that has executed and delivered a counterpart of the Subsidiary Guaranty pursuant to Section
8.06 and (iv) each Subsidiary that becomes a Subsidiary Guarantor in compliance with Section 7.10(d).

            "Subsidiary Guaranty" shall have the meaning provided in Section 5.01(k).

            "Super Majority Banks" shall mean Non-Defaulting Banks whose A Term Loans, A Term Commitments, B Term Loans, B Term Commitments and Revolving Commitments (or if terminated, as in effect immediately prior to such termination) constitute greater than 66 2/3% of the sum of the A Term Loans, A Term Commitments, B Term Loans, B Term Commitments and Revolving Commitments (or if terminated, as in effect immediately prior to such termination) of all Non-Defaulting Banks.

            "Syndication Date" shall mean the earlier of (i) the date 90 days after the Initial Borrowing Date and (ii) the date on which the Administrative Agent has notified the Company that, in the Administrative Agent's sole determination, the primary syndication of the Facilities has been completed.

            "Taxes" shall have the meaning provided in Section 4.04(a).

            "Tender Offer" shall mean the tender offer commenced by Acq. Sub pursuant to the Offer to Purchase.

            "Tender Offer Closing Date" shall mean the date of the closing of the Tender Offer, which shall also be the date Shares are accepted for payment by Acq. Sub, provided that if prior to the date of the closing of the Tender Offer the Company has given the Administrative Agent written notice that it will not utilize the Special Funding Procedures Letter, the Tender Offer Closing Date shall then be the Initial Borrowing Date.

            "Tender Offer Documents" shall mean the Offer to Purchase, the
Schedule 14D-1 filed by the Company and Acq. Sub, the Schedule 14D-9 filed by Eljer with respect to the Offer to Purchase and all amendments and exhibits thereto and related documents filed with the SEC or distributed to the stockholders of Eljer, in each case to the extent delivered to the Administrative Agent prior to the Effective Date and shall, in any event, include any Merger Document first delivered to the Administrative Agent during such period.

            "Tender Offer Loans" shall mean those Loans whose proceeds are used to finance, in whole or in part, the purchase of Shares pursuant to the Offer to Purchase.

            "Term Loans" shall mean and include A Term Loans and B Term Loans.

                                     -138-                                -80-
            "Third Amended Plan" shall mean the Third Amended Plan of
Reorganization under Chapter 11 of the United States Bankruptcy Code for Brass
in the form delivered to the Administrative Agent pursuant to Section 5.01(d)
and as amended with the consent of the Required Banks.

            "Total A Term Commitment" shall mean the sum of the A Term Commitments of each of the Banks.

            "Total Commitment" shall mean the sum of the Total A Term Commitment, Total B Term Commitment and the Total Revolving Commitment.

            "Total Revolving Commitment" shall mean the sum of the Revolving Commitments of each of the Banks.

            "Total B Term Commitment" shall mean the sum of the B Term Commitments of each of the Banks.

            "Trade Letter of Credit" shall have the meaning provided in
Section 2.01.

            "Transaction" shall mean (i) the Acquisition and (ii) the refinancing of the Existing Eljer Credit Facilities.

            "Transaction Documents" shall mean the Acquisition Documents and the Credit Documents.

            "Transaction Expenses" shall mean all fees and expenses incurred in connection with, and payable prior to or substantially concurrently with the closing of, the Acquisition.

            "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or Eurodollar Loan.

            "UCC" shall mean the Uniform Commercial Code.

            "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent Plan year determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets thereof, determined in accordance with Section 412 of the Code.

            "Unpaid Drawings" shall have the meaning provided in Section
2.04(a).

            "Unutilized Revolving Commitment" for any Bank at any time shall mean the excess of (i) the Revolving Commitment of such Bank over (ii) the sum of (x) the aggregate outstanding principal amount of Revolving Loans made by such Bank plus (y) an amount equal to such Bank's RF Percentage of the Letter of Credit Outstandings at such time.


                                     -139-                                -81-
            "Unutilized Total Revolving Commitment" shall mean, at any time,
(i) the Total Revolving Commitment at such time less (ii) the sum of the aggregate principal amount of all Revolving Loans at such time plus the Letter of Credit Outstandings at such time.

            "Wholly-Owned Subsidiary" of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' qualifying shares, is owned directly or indirectly by such Person.

            "Working Capital" shall mean the excess of Consolidated Current Assets over Consolidated Current Liabilities.

            "Working Capital Decrease" shall mean for any period the decrease in Working Capital from the first day to the last day of such period to the extent in excess of $5,000,000.

            "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

            "Zurn Group" shall mean the Company and its Subsidiaries other than Eljer and its Subsidiaries.

            SECTION 11.  The Agents.

            11.01 Appointment. The Banks hereby designate Bankers Trust Company as Administrative Agent (for purposes of this Section 11, the term "Administrative Agent" shall include BTCo in its capacity as Collateral Agent pursuant to the Security Documents) and NationsBank, N.A., as Documentation Agent, in each case to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent and the Documentation Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent and the Documentation Agent, as the case may be, by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Each of the Administrative Agent and the Documentation Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates.

            11.02 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. The Documentation Agent shall have no duties under this Agreement or any other Credit Document. Neither Agent nor any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties, if

                                     -140-                                -82-
any, of each Agent shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank or the holder of any Note; and
nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon either Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

      11.03 Lack of Reliance on the Agents. Independently and without reliance upon either Agent, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Company and its Sub-sidiaries and, except as expressly provided in this Agreement, neither Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Neither Agent shall be responsible to any Bank or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any docu-ment, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Company and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Company and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

            11.04 Certain Rights of the Agents. If an Agent shall request instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or tak-ing such action unless and until such Agent shall have received instructions from the Required Banks and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, neither any Bank nor the holder of any Note shall have any right of action whatsoever against either Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks.

            11.05 Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent.

                                     -141-                                -83-
            11.06  Indemnification.  To the extent an Agent is not reimbursed and indemnified by the Company, the Banks will reimburse and indemnify such
Agent, in proportion to their respective Loans and Commitments as used in determining the Required Banks, for and against any and all liabilities, obli-
gations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent in performing its respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no
Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from an Agent's gross negligence or willful misconduct.

            11.07 Each Agent in Its Individual Capacity. With respect to its obligation to make Loans under this Agreement, each Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," "Letter of Credit Issuer", "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. Each Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Company or any Affiliate of the Company as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

            11.08 Holders. Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with such Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

            11.09 Resignation by the Agents. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days prior written notice to the Company and the Banks. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

            (b) Upon any such notice of resignation, the Banks shall appoint a successor Administrative Agent hereunder who shall be or such commercial bank or trust company as is reasonably acceptable to the Company.

            (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Company, shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until

                                     -142-                                -84-
such time, if any, as the Banks appoint a successor Administrative Agent as provided above.

            (d) If no successor Administrative Agent has been appointed pur-suant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Required Banks shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Banks appoint a successor Administrative Agent as provided above.

            (e) The Documentation Agent may resign as Documentation Agent at any time by giving 15 Business Days prior written notice to the Company and the Banks, with such resignation to be effective upon expiration of such notice period.

            SECTION 12.  Miscellaneous.

            12.01 Payment of Expenses; etc. The Company agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of their respective counsel) and of the Administrative Agent and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for Administrative Agent and for each of the Banks); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) indemnify each Bank (including in its capacity as an Agent), its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of,
(a) any investigation, litigation or other proceeding (whether or not any Bank is a party thereto) related to the entering into and/or performance of any Transaction Document or the use of the proceeds of any Loans hereunder or the Transaction or the consummation of any transactions contemplated in any Credit Document, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned or at any time operated by the Company or any of its Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Company, any of its Subsidiaries or any Real Property owned or at any time operated by the Company

                                     -143-                                -85-
or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

            12.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including without limitation by branches and agencies of such Bank wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to
Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured, with the execution by any Credit Party of any Credit Documents constituting its agreement to the provisions of this Section 12.02.

            12.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to the Company, at the address specified opposite its signature below; if to any Bank, at its address specified for such Bank on Annex II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, and shall be effective when received.

            12.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that a Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks. Each Bank may at any time grant participations in any of its rights hereunder or under any of the Notes to another financial institution, provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by a Borrower hereunder shall be determined as if such Bank had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.10, 2.06 and 4.04 of this Agreement to the

                                     -144-                                -86-
extent that such Bank would be entitled to such benefits if the participation had not been entered into or sold, and, provided further that no Bank shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i)
extend the final scheduled maturity of any Loan or Note in which such participant is participating (it being understood that any waiver of the application of any prepayment or the method of any application of any prepayment to, the amortization of the Loans shall not constitute an extension of the final maturity date), or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant's participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, or a mandatory prepayment, shall not con-
stitute a change in the terms of any Commitment and that an increase in a
Commitment shall be permitted without any approval of a participant if such increase does not increase such participant's participation), (ii) release all or substantially all of the Collateral or (iii) consent to the assignment or transfer by the Company of any of its rights and obligations under this
Agreement or any other Credit Document.

            (b) Notwithstanding the foregoing, (x) any Bank may assign all or a portion of its outstanding Loans, A Term Commitment, B Term Commitment and/or Revolving Commitment and its rights and obligations hereunder to another Bank, and (y) with the consent of the Administrative Agent and the Company (which consents shall not be unreasonably withheld), any Bank Administrative may assign all or a portion of its outstanding Loans, A Term Commitment, B Term Commitment and/or Revolving Commitment and its rights and obligations hereunder to one or more commercial banks or other financial institutions (including one or more Banks), provided that all assignments hereunder must be pro rata among the various Commitments and Loans. No assignment pursuant to the immediately preceding sentence shall to the extent such assignment represents an assignment to an institution other than one or more Banks hereunder, be in an aggregate amount less than $5,000,000 unless the entire Loans and Commitment of the assigning Bank are so assigned. If any Bank so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Bank shall thereafter refer to such Bank and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Bank. Each assignment pursuant to this Section 12.04(b) shall be effected by the assigning Bank and the assignee Bank executing an Assignment Agreement. In the event of any such assignment either the assigning or the assignee Bank shall pay to the Administrative Agent a nonrefundable assignment fee of $3,500 and at the time of any assignment pursuant to this Section 12.04(b), (i) Annex I shall be deemed to be amended to reflect the Commitments of the respective assignee (which shall result in a direct reduction to the Commitments of the assigning Bank) and of the other Banks, and (ii) the Company will issue new Notes to the respective assignee and to the assigning Bank in conformity with

                                     -145-                                -87-
the requirements of Section 1.05.  Each Bank and the Company agree to execute such documents (including without limitation amendments to this Agreement and the other Credit Documents) as shall be necessary to effect the foregoing.
Nothing in this clause (b) shall prevent or prohibit any Bank from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

            (c) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Bank hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require a Borrower to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any State.

            (d) Each Bank initially party to this Agreement hereby represents, and each Person that becomes a Bank pursuant to an assignment permitted by this Section 12.04 will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other "accredited" investor (as defined in SEC Regulation D) which makes loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that subject to the preceding clauses (a) and (b), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Bank shall at all times be within its exclusive control.

            12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Company and any Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any Agent or any Bank would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agents or the Banks to any other or further action in any circumstances without notice or demand.

            12.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Company in respect of any Obligations hereunder, it shall distribute such payment to the Banks (other than any Bank that has expressly waived its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

            (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or

                                     -146-                                -88-
otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such
Obligation then owed and due to such Bank bears to the total of such
Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obliga-
tions to such Banks in such amount as shall result in a proportional parti-
cipation by all of the Banks in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

            (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Banks as opposed to Defaulting Banks.

            12.07 Calculations; Computations. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Company to the Banks), provided that (x) except as otherwise specifically provided herein, all computations determining compliance with
Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the March 31, 1996 historical financial statements of the Company delivered to the Banks pursuant to Section 6.10(b) and (y) that if at any time the computations determining compliance with
Section 8 utilize accounting principles different from those utilized in the financial statements furnished to the Banks, such financial statements shall be accompanied by reconciliation work-sheets.

            (b) All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

            12.08 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. (a) This Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the state of New York. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Company hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Company further irrevocably con-sents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company, such service to become effec-tive 30 days after such mailing. The Company hereby irrevocably designates appoints and empowers CT Corporation System, with offices on the date hereof located at 1633 Broadway, New York, New York 10019, as its agent for service

                                     -147-                                -89-
of process in respect of any such action or proceeding.  Nothing herein shall affect the right of any Agent or any Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

            (b) The Company hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

            (c) Each of the parties to this agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby.

            12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Administrative Agent.

            12.10 Execution. This Agreement shall become effective on the date (the "Effective Date") on which the Company and each of the Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at the Payment Office or, in the case of the Banks, shall have given to the Administrative Agent, telephonic (confirmed in writing), written telex or facsimile transmission notice (actually received) at such office that the same has been signed and mailed to it.

            12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

            12.12 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrowers and the Required Banks, provided that no such change, waiver, discharge or termination shall (A) without the consent of each Bank (other than a Defaulting Bank) affected thereby, (i) extend the Maturity Date (it being understood that any waiver of the application of any prepayment of or the method of application of any prepayment to the amortization of, the Loans shall not constitute any such extension), or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees thereon, or reduce the principal amount thereof, or increase the Commit-ment of any Bank over the amount thereof then in effect (it being understood

                                     -148-                                -90-
that a waiver of any Default or Event of Default, or of a mandatory reduction in the Total Commitment, shall not constitute a change in the terms of any
Commitment of any Bank), (ii) release or permit the release of all or substantially all of the Collateral except as expressly provided in the Credit
Documents, (iii) amend, modify or waive any provision of this Section 12.12,
(iv) reduce the percentage specified in, or otherwise modify, the definition of Required Banks (it being understood that to the extent the Required Banks have consented to the inclusion under this Agreement of one or more additional credit facilities, such additional credit facilities shall be included in determining the Required Banks on substantially the same basis as the
Facilities are included in such determination) or (v) consent to the assignment or transfer by a Borrower of any of its rights and obligations under this Agreement, (B) without the consent of the Super Majority Banks, be made to Section 4.02(A)(b) or the definition of Super Majority Banks and (C)
without the consent of the Plan Majority Banks, be made to Section 8.08(b) or the definition of Plan Majority Banks.  No provision of Section 11 may be amended without the consent of an Agent affected thereby and no provision of
Section 2 may be amended without the consent of the Letter of Credit Issuer.

            12.13 Survival. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 2.06, 4.04, 11.06 or 12.01 shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.

            12.14 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Bank, provided that the Borrower shall not be responsible for costs arising under Section 1.10, 2.06 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent not otherwise applicable to such Bank prior to such transfer.

            12.15 Confidentiality. Subject to Section 12.04, the Banks shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by the Company in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or participation therein (so long as such transferee or participant agrees to abide by the provisions of this Section 12.15) or as required or requested by any govern-mental agency or representative thereof or pursuant to legal process, provided that, unless specifically prohibited by applicable law or court order, each Bank shall notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Bank be obligated or required to return any materials furnished by the Company or any Subsidiary.




                                     -149-                                -91-
            12.16  Bank Register.  The Borrowers hereby designate the
Administrative Agent to serve as their agent, solely for purposes of this
Section 12.16, to maintain a register (the "Bank Register") on which it will record the Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank.  Failure to make any such recordation, or any error in such recordation, shall not affect the respective Borrower's obligations in respect of such Loans.  With respect to any Bank, the transfer of the
Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Bank Register maintained by the Administrative
Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such
Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Bank Register only upon the acceptance by the Administrative Agent of a properly executed and delivered
Assignment Agreement pursuant to Section 12.04(b).  The Borrowers, jointly and severally, agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.16 other than those resulting from the Administrative Agent's willful misconduct or gross negligence.

            12.17 Judgment Currency. (a) The Credit Parties' obligations hereunder and under the other Credit Documents to make payments in U.S. dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than U.S. dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Bank of the full amount of U.S. dollars expressed to be payable to the Administrative Agent, the Collateral Agent or such Bank under this Agreement or the other Credit Documents. If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than U.S. dollars (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in U.S. dollars, the conversion shall be made at the Dollar Equivalent thereof determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

            (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Company covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of U.S. dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.



                                     -150-                                -92-
            (c)  For purposes of determining the Dollar Equivalent for this
Section, such amounts shall include any premium and costs payable in connection with the conversion into or from the Judgment Currency.

            IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.


Address:                            ZURN INDUSTRIES, INC.
One Zurn Place
Erie, PA  16505
Attention:  John R. Mellett
Tel: (814) 878-2230                 By
Fax: (814) 454-0524                     Title:


Address:                            ELJER MANUFACTURING, INC.
17120 Dallas Parkway
Suite 205
Dallas, TX  75248                   By
Attention:  Brooks F. Sherman           Title:
Tel: (214) 407-2603
Fax: (214) 407-2684


Address:                            BANKERS TRUST COMPANY
One Bankers Trust Plaza              Individually and as Administrative Agent
130 Liberty Street
New York, New York  10006
Attention:  Patricia Hogan
Tel: (212) 250-5175                 By
Fax: (212) 250-7218                     Title:


                                    NATIONSBANK, N.A.,
                                     Individually and as Documentation Agent


                                    By
                                        Title:


                                    SOCIETE GENERALE, NEW YORK
                                       BRANCH


                                    By
                                        Title: Assistant Vice President




                                     -151-                                -93-
                                    PNC BANK, NATIONAL ASSOCIATION


                                    By
                                        Title: Vice President


                                    BROWN BROTHERS HARRIMAN & CO.


                                    By
                                        Title: Partner









































                                     -152-                                -94-
                                                                       ANNEX I




                                  COMMITMENTS




                         A Term           B Term            Revolving
Bank                     Commitment       Commitment        Commitment

Bankers Trust Company     $23,400,000      $28,600,000       $13,000,000

NationsBank, N.A.          23,400,000       28,600,000        13,000,000

Societe Generale           23,400,000       28,600,000        13,000,000

PNC Bank, National         16,200,000       19,800,000         9,000,000
Association

Brown Brothers              3,600,000        4,400,000         2,000,000
Harriman & Co.


TOTAL                     $90,000,000     $110,000,000        50,000,000


























                                     -153-                                -95-
                                                                      ANNEX II



                                BANK ADDRESSES



Bankers Trust Company                      One Bankers Trust Plaza
                                           130 Liberty Street
                                           New York, New York  10006
                                           Attention:  Larry Benison
                                           Tel. No.:  (212) 250-7561
                                           Fax  No.:  (212) 250-7351


NationsBank, N.A.                          100 N. Tryon
                                           8th Floor
                                           Charlotte, NC  28255
                                           Attention:  Michael D. McKay
                                           Tel. No.:  (704) 388-6919
                                           Fax  No.:  (704) 388-0960


Societe Generale,                          1221 Avenue of the Americas
  New York Branch                          New York, NY  10020
                                           Attention:  Alan Zinser
                                           Tel. No.:  (212) 278-6876
                                           Fax  No.:  (212) 278-7430


PNC Bank, National                         901 State Street
  Association                              Dept. 64, 4th Floor
                                           Erie, PA 16501
                                           Attention:  James F. Stevenson
                                           Tel. No.:  (814) 871-9383
                                           Fax  No.:  (814) 871-9432


Brown Brothers Harriman & Co.              40 Water Street
                                           Boston, MA  02109
                                           Attention:  John Walsh
                                           Tel. No.:  (617) 589-4983
                                           Fax  No.:  (617) 589-3178








                                     -154-                                -96-